Exhibit 2.1
Execution Copy

ASSET PURCHASE AGREEMENT
by and between
SAI HOLDINGS, INC.
and
SCHONFELD SECURITIES, LLC
dated as of November 20, 2006

(Continued)

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Annex A	Introducing Brokers

Schedule 2.01(d)	Material Contracts
Schedule 2.01(e)	Records
Schedule 2.01(f)	Claims against Assets
Schedule 2.03	Regulatory Approvals

Schedule 3.01-1	Actual Net Income Model
Schedule 3.01-2	Included Customers
Schedule 3.03	Purchase Price Allocation
Schedule 4.04	Conflicts
Schedule 4.05	Subsidiaries
Schedule 4.08	Undisclosed Liabilities
Schedule 4.10	Material Adverse Change
Schedule 4.11	Permits; Compliance
Schedule 4.12	Taxes
Schedule 4.12(d)	Tax Jurisdictions
Schedule 4.12(e)	Tax Returns
Schedule 4.13	Litigation
Schedule 4.17	Regulatory Matters — The Company
Schedule 4.19	Material Contracts
Schedule 4.20(a)	Benefit Plans
Schedule 4.20(f)	Acceleration of Benefit Plans
Schedule 4.20(g)	ERISA
Schedule 4.23(a)	Broker-Dealer — The Company
Schedule 4.23(b)	Registrations — The Company
Schedule 4.23(d)	Regulatory Agreements — The Company
Schedule 4.24	Insurance
Schedule 4.27	Brokers
Schedule 4.29	Introducing Broker Affiliations
Schedule 5.03	Conflicts
Schedule 5.07	Regulatory Matters — Buyer
Schedule 6.01	Conduct of Business
Schedule 6.11(a)	Business Employees

v

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT is entered into as of November 20, 2006 by and between SAI HOLDINGS, INC., a Texas corporation (“Buyer”), and SCHONFELD SECURITIES, LLC, a New York limited liability company (the “Company”).
RECITALS
     WHEREAS, the Company desires to sell and Buyer desires to purchase the Assets (but not the Retained Assets) of the Company on the terms and conditions set forth in this Agreement; and
     WHEREAS, the Company and Buyer desire to have the transactions contemplated hereby deemed to constitute a sale of a business and acknowledge the benefits of having such transactions deemed to be a sale of a business; and
     WHEREAS, the Company and Buyer each acknowledge that the sale of the business contemplated hereby is dependent upon Buyer operating the business without further competition from the Company and certain Affiliates of the Company for an extended period after the Conversion Date with respect to each Introducing Broker.
     NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01. Certain Defined Terms. As used in this Agreement, except as expressly provided herein or as the context otherwise requires:
     “Accounts Receivable” means (i) all trade accounts receivable and other rights to payment from customers of the Company and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of services rendered to customers of the Company, (ii) all other accounts or notes receivable of the Company and the full benefit of all security for such accounts or notes and (iii) any claim, remedy or other right related to any of the foregoing.
     “Affiliate” means, with respect to any Person, (i) a Person that controls, is controlled by, or is under common control with such Person (it being understood that a Person shall be deemed to “control” another Person, for purposes of this definition, if such Person directly or indirectly has the power to direct or cause the direction of the management and policies of such other Person, whether through holding beneficial ownership interests in such other Person, by Contract or otherwise) and (ii) if such Person is a natural person, any spouse or lineal descendant of such Person.

     “Agreement” means this Asset Purchase Agreement, including all recitals, Annexes, Exhibits and Schedules relating hereto, as may be amended from time to time.
     “Ancillary Agreements” means the Registration Rights Agreement, the Services Agreement, the Stockholder Agreement, the Execution Services Agreement, the Bill of Sale, Assignment and Assumption Agreement, the Termination/Compensation Payment Agreement, the Payment Guaranty Agreement and the Unconditional Guaranty Agreement, each entered into simultaneously herewith.
     “Books and Records” means all books of account and other financial records, files, documents, instruments, books and records relating principally to the Company, including the books and records required under Rules 17a-3 and 17a-4 of the Exchange Act and other applicable Law.
     “Business Day” means any day which is not a Saturday, a Sunday or any other day on which the New York Stock Exchange is authorized or required by law to close.
     “Buyer Indemnified Parties” means Buyer and each of its Affiliates, and their respective officers, directors, employees, agents and representatives.
     “Buyer Material Adverse Effect” means an effect that is materially adverse on the ability of Buyer to perform its obligations under or consummate the transactions contemplated by this Agreement.
     “Clearing Agreements” means any fully disclosed or omnibus clearing arrangements, any joint back office arrangements, or any other similar arrangements entered into by and between the Introducing Brokers and PFSI simultaneously herewith that will be binding and effective automatically upon the applicable Conversion Date.
     “Code” means the U.S. Internal Revenue Code of 1986, as amended.
     “Company Indemnified Parties” means the Company, the Manager and each of their respective Affiliates, officers and directors.
     “Company Members” means Schonfeld Group Holdings, LLC, the record and beneficial owner of all of the issued and outstanding Class A equity interests of the Company, and the record and beneficial owners of all of the remaining issued and outstanding voting equity interests of the Company.
     “Competitive Business” means the business of being a broker-dealer that provides clearing, carrying and financing services to correspondents; provided, however, that the business of conduit securities lending shall not be considered a “Competitive Business.”
     “Confidentiality Agreement” means that certain Non-Disclosure Agreement between PWI and the Company dated as of March 21, 2005.
     “Contract” means any agreement, lease, sublease, occupancy agreement, license, evidence of indebtedness, mortgage, indenture, instrument, security agreement, security interest,

guaranty, deed of trust or other contract obligation or commitment (whether written or oral), each as amended.
     “Conversion Date” means, for each Introducing Broker, the date upon which all of such Introducing Broker’s then current customers and proprietary accounts are converted to PFSI’s clearing software and beta testing has been completed.
     “Debt” means obligations in respect of (i) borrowed money, (ii) capitalized lease obligations, (iii) obligations under interest rate agreements and currency agreements, (iv) guaranties of any obligation of any third Person, (v) letters of credit and (vi) indemnities or performance bonds.
     “Environmental, Health and Safety Liabilities” means any cost, damages, expense, liability, obligation or other responsibility arising from or under any environmental law or occupational health and safety law.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “GAAP” shall mean United States generally accepted accounting principles, as in effect from time to time and applied consistently throughout the applicable periods.
     “Indemnified Person” means the Person or Persons entitled to indemnification under Article X.
     “Indemnifying Person” means the Person or Persons obligated to provide indemnification under Article X.
     “Introducing Brokers” means each of the entities listed on Annex A, or individually, an “Introducing Broker”.
     “IRS” means the United States Internal Revenue Service.
     “Knowledge” means (i) with regard to a natural person, the actual knowledge of such individual as to a particular fact or matter and such knowledge of such fact or matter as a prudent individual could be expected to discover or otherwise become aware of after reasonable inquiry concerning the existence of such fact or matter and (ii) with regard to any other Person, the actual knowledge of each individual who is serving as a director, officer with a ranking of vice president or above, partner, executor or trustee of such Person (or in any similar capacity) as determined in accordance with the preceding clause (i).
     “Law” means any statute, law, constitutional provision, code, regulation, ordinance, rule, ruling, judgment, decision, order, writ, injunction, decree, permit, concession, grant, franchise, license, agreement, directive, binding guideline or policy or rule of common law, requirement of, or other governmental restriction of or determination by any Governmental Entity or any interpretation of any of the foregoing by any Governmental Entity.
     “Liabilities” means all Debt, and other liabilities of a Person of any kind, character or description, whether absolute or contingent, known or unknown, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
     “Lien” means any encumbrance, mortgage, lien, claim, pledge, right of first refusal, charge or other security interest or similar limitation.
     “Litigation” means any actions, suits, arbitrations, proceedings, hearings, investigations or complaints of any kind of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator.
     “Loss” or “Losses” means any and all losses, Liabilities, costs, claims, damages, penalties, interest and expenses (including reasonable attorneys’ fees and expenses and reasonable costs of investigation and litigation but excluding lost profits and consequential damages).
     “Manager Principals” means each of Andrew Fishman, Kathy Licursi, Mark Peters, Steven B. Schonfeld and William Vidro, each in his/her individual capacity.
     “Material Adverse Effect” means a material adverse effect on the financial condition, business, prospects, assets, liabilities or results of operations of the Company, Manager, Buyer or PWI, as the case may be, individually or in the aggregate, but shall not include any effect arising out of or resulting from (i) a change in general economic or financial conditions and/or (ii) a change affecting the securities markets or the brokerage industries in the United States generally; provided that any such change does not have a disproportionate effect on the Company, Manager, Buyer or PWI, as the case may be.
     “Measurement Period Trigger Date” means the first to occur of: (i) the Threshold Conversion Date to the extent that the Company notifies Buyer of its election to have the Threshold Conversion Date trigger the Anniversary Payment Date calculation for purposes of Section 3.01(b); (ii) the date that the Conversion Date with respect to the last Introducing Broker occurs; and (iii) January 1, 2008.
     “NASD” shall mean the NASD (f/k/a the National Association of Securities Dealers, Inc.).
     “Non-Competition Agreements” means those certain non-competition and non-solicitation agreements entered into by and between Buyer and the Manager Principals simultaneously herewith.
     “OEE Agreement Approval” shall mean final approval, if required, by the New York Stock Exchange of the Omnibus Equity Execution Agreement between PFSI and Schon-Ex, LLC (the “OEE Agreement”).
     “Payment Guaranty Agreement” means that certain Unconditional Guaranty Agreement made as of even date herewith by the Company, the Manager and Steven B. Schonfeld, in his individual capacity, in favor of PFSI.

     “Permitted Liens” means (i) Liens for Taxes not yet due and payable, (ii) mechanics’, materialman’s, carriers’, workers’, repairers’, landlords’ and similar Liens arising or incurred in the ordinary course of business, (iii) zoning, entitlement, building and other land use regulations that are not violated by current occupancy or use and (iv) customary covenants, conditions, restrictions, easements and similar restrictions of record affecting title that do not impair current occupancy or use.
     “Person” means an individual, corporation, partnership, trust, limited liability company, a branch of any legal entity, unincorporated organization, joint stock company, joint venture, association, other entity or Governmental Entity.
     “PFSI” means Penson Financial Services, Inc., a North Carolina corporation.
     “Post-Transfer Period” means any taxable period or portion thereof beginning after the applicable Conversion Date. If a taxable period begins on or before the applicable Conversion Date, and ends after the applicable Conversion Date, then the portion of the taxable period that begins on the day following the applicable Conversion Date shall constitute a Post-Transfer Period.
     “Pre-Transfer Period” means any taxable period or portion thereof that is not a Post-Transfer Period.
     “PWI” means Penson Worldwide, Inc., a Delaware corporation.
     “Records” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “SRO” means any domestic or foreign securities broker-dealer self-regulatory organization.
     “Subsidiary” means, with respect to any Person, any other Person (i) of which such Person (either alone or through or together with one or more of such first Person’s other Subsidiaries) owns or has rights to acquire, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such other Person or (ii) any other Person over which such Person directly or indirectly has the power to direct or cause the direction of the management and policies of such other Person, whether through holding beneficial ownership interests in such other Person, by Contract or otherwise.
     “Tax” or “Taxes” means all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital, premium, or other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.
     “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a Taxing Authority with respect to Taxes.
     “Taxing Authority” means any governmental agency, board, bureau, body, department, or authority of any United States federal, state, or local jurisdiction or any foreign jurisdiction, having jurisdiction with respect to any Tax.
     “Termination/Compensation Payment Agreement” means that certain agreement entered into as of even date herewith by and among Opus Trading Fund LLC, Quantitative Trading Strategies, LLC and PFSI.
     “Threshold Conversion Date” means the date upon which each of (i) the Introducing Brokers accounting for 95.0% of the aggregate average monthly share volume (or share volume equivalents) of all of the Introducing Brokers (measured on a historical basis for the five month period ending May 31, 2006) are converted to PFSI’s clearing software, beta testing has been completed and all of the customers of such Introducing Broker that have not objected to such conversion have been converted.
     “Unconditional Guaranty Agreement” means that certain Unconditional Guaranty Agreement made as of even date herewith by the Manager in favor of Buyer and PFSI.
     Section 1.02. Other Defined Terms. The following terms have the meanings given thereto in the Sections set forth below:

Term	Section
1940 Act	4.23(d)
2005 Audited Financial Statements	4.07(a)
2006 Audited Financial Statements	4.07(a)
Actual Net Income	3.01(b)
Anniversary Payment Date	3.01(b)
Annual Determination	3.01(c)
Assets	2.01
Average ANI Amount	3.019(b)
Bank Consent	3.02(c)
Benefit Plans	4.20(a)
Bill of Sale, Assignment
and Assumption Agreement	7.01(g)
Business	2.01
Business Employees	6.11(a)
Buyer	Preamble
Closing	3.04
Closing Date	3.04

Term	Section
Company	Preamble
Company Permits	4.11
Company Policies and Procedures	4.23(e)
Contest	9.04
Defense Counsel	10.06(b)
Defense Notice	10.06(b)
ERISA	4.20(a)
Financial Statements	4.07(a)
Governmental Entity	4.04
Guaranty Agreement	6.02
IBS Division	3.01(b)
IBS Sale Transaction	3.01(b)
Independent Auditors	3.01(c)
Initial Consideration	3.01(a)
Investment Advisers Act	4.23(f)
Manager	6.02
Material Contract	4.19
Measurement Period	3.01(b)
New Customers	3.01(b)
Payment Cap Amount	3.01(b)
Plans	4.20(h)
Purchase Price	3.01
PWI Stock	3.01
Regulatory Agreement	4.23(d)
Retained Assets	2.02
Retained Liabilities	2.04
Segregated Financial Statements	4.07(a)
Tax Indemnitee	9.01(a)
Threshold Amount	3.01(b)
     Section 1.03. Construction. Unless otherwise expressly provided herein or unless the context of this Agreement clearly requires otherwise, (a) words using the singular or plural number also include the plural or singular number, respectively, (b) the use of any gender herein shall be deemed to include the other genders, (c) references herein to “Preamble,” “Recitals,” “Schedules,” “Articles,” “Sections,” “subsections” and other subdivisions without reference to a document are to the Preamble or specified Recitals, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement, (d) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions within a Section or subsection, (e) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision, (f) any reference to a document shall, unless otherwise indicated, include the phrase “as amended, “ and (g) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”. All accounting terms used and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II
PURCHASE OF ASSETS
     Section 2.01. Purchase and Sale of the Assets. Subject to the terms and conditions set forth herein, at the Closing (or at the applicable Conversion Date if otherwise expressly provided in this Section 2.01), the Company shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall accept and purchase, free and clear of any Liens, all of the Company’s right, title and interest in and to all of the Company’s properties, assets, powers and rights of any type, kind or nature, whether tangible or intangible, and wherever located (other than the Retained Assets and collectively, the “Assets”) used in connection with, arising out of, or otherwise related to the operation or conduct of the Company’s clearing and joint back office operations (collectively, the “Business”) including, without limitation, the following:
          (a) the Clearing Agreements (for the purpose of clarity, it is understood that PFSI has entered into Fully Disclosed Clearing Agreements and certain ancillary agreements in connection therewith with each of the Introducing Brokers simultaneously herewith that will become effective upon the applicable Conversion Date for each Introducing Broker whereupon the existing Clearing Agreement between the Company and the applicable Introducing Broker will terminate);
          (b) on the Conversion Date with respect to each individual Introducing Broker, all clearing deposits, cash, securities and other assets of such Introducing Broker held by the Company and all rights of the Company for refunds and rights to offset in respect thereof arising after such Introducing Broker’s applicable Conversion Date;
          (c) Intentionally Omitted;
          (d) all Material Contracts listed on Schedule 2.01(d);
          (e) (i) all data and Records generated or used in connection with the operation of the Business, including client and customer lists and Records, personnel records for the Business Employees, (ii) referral sources, research and development reports and Records, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and any other documents generated or used in connection with the operation of the Business and/or (iii) the Records listed on Schedule 2.01(e); and
          (f) all claims of the Company against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or non-contingent, each as shall arise and shall be based upon actions or inactions occurring after the applicable Conversion Date, and all such claims listed in Schedule 2.01(f).
     Notwithstanding the above, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability unless Buyer expressly assumes that Liability hereunder.

     Section 2.02. Retained Assets.
     Notwithstanding anything to the contrary contained in Section 2.01 or elsewhere in this Agreement, all of the following assets of the Company (collectively, the “Retained Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of the Company after the Closing, including:
          (a) all minute books, stock Records and corporate seals;
          (b) all membership interests of the Company;
          (c) all Company data and Records not generated or used in connection with the operation of the Business;
          (d) those rights relating to deposits with regulators and other clearing firms, and other deposits, prepaid expenses and claims for refunds and rights to offset in respect thereof;
          (e) all insurance policies and rights thereunder;
          (f) all Contracts, including Material Contracts, not listed in Schedule 2.01(d);
          (g) all personnel Records and other Records that the Company is required by law to retain in its possession;
          (h) all tools, furniture, office equipment, computer hardware, supplies, materials, vehicles owned or leased by the Company, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.
          (i) all claims for refund of Taxes and other governmental charges of whatever nature and all claims arising under the existing Clearing Agreements between the Company and the Introducing Brokers prior to the applicable Conversion Date with respect to each individual Introducing Broker;
          (j) all rights in connection with and assets of the Company Plans; and
          (k) all rights of the Company under this Agreement and the Ancillary Agreements.
     Section 2.03. Approvals. Notwithstanding anything to the contrary contained herein, (x) the Company shall not transfer any of the Assets to Buyer, (y) none of the Clearing Agreements shall become effective, and (z) none of the existing agreements between the Company and the Introducing Brokers shall terminate, unless and until all applicable regulatory filings have been made, all applicable regulatory waiting periods have expired and/or the parties have received all applicable approvals required for the transactions contemplated by this Agreement as set forth on Schedule 2.03 and Schedule 5.03.

     Section 2.04. Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by the Company. “Retained Liabilities” shall mean every Liability of the Company, including:
          (a) any Liability arising out of or relating to products or services of the Company to the extent sold or performed prior to the applicable Conversion Date;
          (b) any Liability under the existing Clearing Agreements between the Company and the Introducing Brokers that arises after the applicable Conversion Date;
          (c) any Liability for Taxes, including (i) any Taxes arising as a result of the Company’s operation of its business or ownership of the Assets prior to the applicable Conversion Date, (ii) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement and (iii) any deferred Taxes of any nature;
          (d) any Liability under any Contract not assumed by Buyer under Section 2.01, including any Liability arising out of or relating to the Company’s credit facilities or any security interest related thereto;
          (e) any Environmental, Health and Safety Liabilities arising out of or relating to the operation of the Company’s business or the Company’s leasing, ownership or operation of real property;
          (f) any Liability under the Benefit Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for the Company’s employees or former employees or both;
          (g) any Liability under any employment, severance, retention or termination agreement with any employee of the Company or any of its Affiliates;
          (h) any Liability arising out of or relating to any employee grievance (expressly excluding claims made by employees of the Company hired by Buyer or any of its Affiliates with respect to grievances related to such employee’s employment by Buyer);
          (i) any Liability of the Company to any Company Member or Affiliate of the Company;
          (j) any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of the Company;
          (k) any Liability to distribute to any of the Company’s Members or otherwise apply all or any part of the consideration received hereunder;
          (l) any Liability arising out of any proceeding pending as of the Closing Date (or the applicable Conversion Date);

          (m) any Liability arising out of any proceeding commenced after the Closing Date (or the applicable Conversion Date) and arising out of or relating to any occurrence or event happening prior to the Closing Date (or the applicable Conversion Date);
          (n) any Liability arising out of or resulting from the Company’s compliance or noncompliance with any Law or order of any Governmental Entity;
          (o) any Liability relating to any Company Debt;
          (p) any Liability of the Company under this Agreement or any other document executed in connection with the transactions contemplated hereunder; and
          (q) any Liability of the Company based upon the Company’s acts or omissions occurring after the Closing Date (or the applicable Conversion Date with respect to a Liability related to an Introducing Broker and/or the Business).
     Section 2.05. Activities Prior to Conversion of Individual Introducing Brokers. The parties hereby agree and acknowledge that prior to the applicable Conversion Date for each Introducing Broker, the Company shall continue to perform all obligations, provide all services, collect all revenue, incur all liabilities, pay all expenses and otherwise perform the function of the clearing broker pursuant to the terms and conditions of the existing clearing agreement between the Company and such Introducing Broker.
ARTICLE III
CONSIDERATION
     Section 3.01. Purchase Price. As consideration for the sale, transfer and assignment of the Assets, PWI shall issue to the Company or the Manager, as designated by the Company, the number of shares of PWI’s common stock (the “PWI Stock”) as set forth below (collectively, the “Purchase Price”). Any issuance of PWI Stock shall be subject to any applicable legal or regulatory approvals. In addition, the parties acknowledge and agree that PWI shall under no circumstances issue PWI Stock to the Company and/or the Manager in excess of nineteen and 99/100 percent (19.99%) of the issued and outstanding shares of capital stock of PWI at the time of issuance. In the event that (x) PWI is unable to issue PWI Stock when and as indicated below due to such legal or regulatory impediments (including, for purposes of clarification, the 19.99% limitation set forth above), and/or (y) on the applicable Anniversary Payment Date the PWI stock is not then actively traded on a national securities exchange and the closing price therefor is not quoted in the Wall Street Journal or a successor publication, then at such time Buyer shall make a cash payment to the Company or the Manager, as designated by the Company, in a timely manner in lieu of such issuance of PWI Stock, in an amount calculated pursuant to Section 3.01(b) hereof.
     (a) On January 1, 2007, PWI will issue to the Company or the Manager, as designated by the Company, 1,085,294 shares of PWI Stock (the “Initial Consideration”). Notwithstanding the foregoing obligation, in the event that on or before December 31, 2006, a

Buyer Indemnified Party asserts in good faith a claim for indemnification against the Company pursuant to and in accordance with the terms of Article X, upon written notice to the Company given on or before December 31, 2006, Buyer shall have the right, but not the obligation, to withhold from delivery of the Initial Consideration such number of shares of PWI Stock as shall be reasonably necessary to satisfy the indemnification claim (based upon the then current value of the PWI Stock and the amount of the indemnification claim) until (i) the indemnification claim is resolved, or (ii) the Company shall post an alternative security that shall be reasonably sufficient to satisfy the indemnification claim. In the event that Buyer elects to withhold shares of PWI Stock pursuant to this Section 3.01(a) and the indemnification claim is ultimately resolved in favor of the Company by final judgment of a court of competent jurisdiction, then in such event in addition to the shares of PWI Stock to be delivered upon resolution of such indemnification claim, Buyer shall also pay to the Company or the Manager, as designated by the Company, in cash an amount equal to any decrease in the value of the shares of PWI Stock that were withheld between January 1, 2007 and the date that such shares of PWI Stock are delivered. Buyer’s election to deliver all or part of the Initial Consideration shall not be deemed a waiver of any other rights Buyer may have hereunder, including, without limitation, the right of a Buyer Indemnified Party to assert a claim under Article X.
     (b) Within sixty (60) days after each Anniversary Payment Date (ninety (90) days if the Anniversary Payment Date would otherwise occur in the month of December), PWI shall issue to the Company or the Manager, as designated by the Company, that number of shares of PWI Stock that in value equals, for the period of twelve (12) complete calendar months immediately prior to such Anniversary Payment Date (each, a “Measurement Period”), nine (9) times Actual Net Income times twenty percent (20%). An “Anniversary Payment Date” shall occur on each of: (i) the earlier of (A) the first anniversary of the first day of the second calendar month following the calendar month during which the last Conversion Date occurs, and (B) at the Company’s option, (x) the first anniversary of the first day of the calendar month following the calendar month during which the Threshold Conversion Date occurs, or (y) January 1, 2008; and (ii) the first, second and third anniversaries of the first Anniversary Payment Date as determined pursuant to clause (i) above. The aggregate of all such payments to be made pursuant to this Section 3.01(b) (exclusive of the Initial Consideration for purposes of such calculation) will at no time exceed the Payment Cap Amount.
     For purposes of the calculations noted above:
               “Actual Net Income” means net income, as calculated in accordance with the formula and model attached hereto as Schedule 3.01-1, as the same may be modified and amended from time to time as appropriate and agreed to by the parties, from all revenue arising under the Clearing Agreements, including, without limitation, net financing revenue, equity clearing revenue, futures clearing revenue, option clearing revenue and other clearing revenue (reduced by all costs associated with servicing the Introducing Brokers under the Clearing Agreements). To the extent approved in writing by Buyer in advance (such approval not to be unreasonably withheld or delayed), the Company shall receive credit for net income attributable to any new customers, as further defined below (the “New Customers”). In addition to New Customers with respect to which the Company receives Buyer’s approval as provided above, each of the following shall be considered New Customers and shall not require Buyer’s consent:

     (1) The entities, groups and individuals set forth on Schedule 3.01-2 hereto; provided, however, that for any of such entities that are currently broker-dealers, Buyer’s approval (not to be unreasonably withheld or delayed) shall be required at any point after the second (2nd) anniversary of the last Conversion Date prior to such customers being deemed New Customers.
     (2) Any customers in which the Company or its Affiliates, by reason of an acquisition, merger, consolidation, investment, loan or similar vehicle, have an ownership or economic interest, so long as such ownership or economic interest either (x) entitles the Company or its Affiliates to at least twenty-four and 99/100 percent (24.99%) of such customer’s business, operating or trading profits or (y) requires the Company or its Affiliates to fund, directly or indirectly, at least twenty-four and 99/100 percent (24.99%) of such customer’s operating or trading capital.
     (3) Any customer of the Company or its Affiliates who as of the date hereof is included in the business of the Company or its Affiliates, but changes or reorganizes its business form (including, without limitation, customers that are not currently broker-dealers, but subsequently become broker-dealers); provided, however, that such change or reorganization is not designed to controvert any provision of this Agreement.
          Notwithstanding anything to the contrary set forth above, the Company shall not receive credit for net income for business sourced from customers of PFSI and its Affiliates or their respective customers and Affiliates after the Closing Date.
     "Payment Cap Amount” means:
(A)	with respect to the twelve (12) complete calendar month period immediately prior to the second (2nd) Anniversary Payment Date, forty percent (40%) of nine (9) times Actual Net Income;

(B)	with respect to the twelve (12) complete calendar month period immediately prior to the third (3rd) Anniversary Payment Date, sixty percent (60%) of nine (9) times Actual Net Income; and

(C)	with respect to the twelve (12) complete calendar month period immediately prior to the fourth (4th) Anniversary Payment Date, eighty percent (80%) of nine (9) times Actual Net Income;
                    provided, however, that the Payment Cap Amount limitation shall only apply if, with respect to any such 12 complete calendar month period, Actual Net Income is less than Nine Million Two Hundred Twenty-Five Thousand Dollars ($9,225,000) (the

     “Threshold Amount”). If on the seventh (7th) anniversary of the first day of the 12 complete calendar month period immediately prior to the first Anniversary Payment Date, (x) any payments due hereunder have been limited by the Payment Cap Amount and (y) Actual Net Income during the seven (7) year period commencing on the first day of the 12 complete calendar month period immediately prior to the first Anniversary Payment Date is at least equal to Ten Million Two Hundred Fifty Thousand Dollars ($10,250,000) measured on an average basis over such seven year period (the “Average ANI Amount”), then PWI will issue to the Company the number of shares of PWI Stock in value (determined on the seventh anniversary of the first day of the 12 complete calendar month period immediately prior to the first Anniversary Payment Date) equal to the aggregate amount of any reductions caused by the implementation of the Payment Cap Amount within sixty (60) days (or ninety (90) days in the event the measurement period ends in December) after the end of such seven year period.
     Notwithstanding anything to the contrary contained in the immediately preceding paragraph, in the event that at any time prior to the fourth (4th) Anniversary Payment Date the Company exercises its right to sell the institutional brokerage division of its business (the “IBS Division”) (whether by sale of assets, merger, consolidation or otherwise and whether in one transaction or a series of related transactions) (the “IBS Sale Transaction”) pursuant to the terms of the Termination / Compensation Payment Agreement dated as of the date hereof among Opus Trading Fund LLC, Quantitative Trading Strategies LLC and PFSI, then in such event: (i) for purposes of calculating the application of the Payment Cap Amount from and after the closing of the IBS Sale Transaction, the Threshold Amount shall be reduced to Nine Million Twenty-Seven Thousand Dollars ($9,027,000); and (ii) for purposes of calculating Actual Net Income earned during any Measurement Period that ends after the closing of the IBS Sale Transaction, Actual Net Income shall include a pro rata amount of the average amount of Actual Net Income attributed to the institutional brokerage division of the Company during each complete Measurement Period ending prior to the closing of the IBS Sale Transaction. Thus, by way of example and not limitation, in the event that: (i) the IBS Sale Transaction occurs on the last day of the ninth month of the third Measurement Period (i.e., through 75% of the third Measurement Period); and (ii) the IBS Division generated $500,000 of Actual Net Income during the first Measurement Period and $1,000,000 of Actual Net Income during the second Measurement Period (i.e., an average of $750,000 during the first and second Measurement Periods), then in such event for purposes of calculating the Payment Cap Amount only, $187,500 would be added to the calculation of Actual Net Income for the third Measurement Period (25% x $750,000 = $187,500).
     Notwithstanding anything to the contrary contained in the paragraph preceding the immediately preceding paragraph, in the event that the IBS Sale Transaction occurs at any time before the seventh (7th) anniversary of the first day of the 12 complete calendar month period immediately prior to the first Anniversary Payment Date and any payments due hereunder have been limited by the Payment Cap Amount, then in such event the Average ANI Amount shall be reduced to Ten Million Thirty Thousand Dollars ($10,030,000).
     With respect to the value of PWI Stock to be issued to the Company or the Manager, as designated by the Company, pursuant to this Section 3.01, such stock shall be valued on each Anniversary Payment Date (including the seventh (7th) anniversary as set forth above with respect to any Payment Cap Amount limitation adjustment), at the volume-weighted average closing price of PWI Stock as quoted in the Wall Street Journal or a successor publication for the twenty (20) Business Days immediately preceding the date that is ten (10) Business Days prior to the applicable Anniversary Payment Date.
          With respect to any issuance of PWI Stock to be made to the Company or the Manager, as designated by the Company, pursuant to Section 3.01(b), Buyer may, in its sole discretion, elect to pay cash in lieu of PWI Stock consideration, provided that the volume-weighted average closing price of PWI Stock as quoted in the Wall Street Journal or a successor publication for the twenty (20) Business Days immediately preceding the date that is ten (10) Business Days prior to the applicable Anniversary Payment Date, is less than $15.30 per share (calculated on an as adjusted basis).
          In addition to any other rights that Buyer may have hereunder to satisfy all or part of the Purchase Price in cash instead of by the issuance of PWI Stock, with respect to any issuance of PWI Stock to be made to the Company or the Manager, as designated by the Company, with respect to the third Anniversary Payment Date and the fourth Anniversary Payment Date pursuant to Section 3.01(b) (i.e., the fourth and fifth installments of the Purchase Price), Buyer may, in its sole discretion, elect to pay cash in lieu of PWI Stock consideration, provided that (x) Buyer notifies the Company in writing of such election not less than nine (9) months prior to the applicable Anniversary Payment Date, and (y) the right to satisfy a portion of the Purchase Price in cash instead of PWI Stock will only apply to all or part of an issuance of PWI Stock that would result in the Company and the Manager owning in the aggregate more than five percent (5%) of the issued and outstanding shares of capital stock of PWI at the time of issuance (expressly excluding from such from such calculation PWI Stock acquired by the Company and the Manager other than pursuant to this Agreement). Thus, for purposes of clarification, if on the date of payment of the fourth or fifth installment of the Purchaser Price, the Company and the Manager own less than five percent of the issued and outstanding shares of capital stock of PWI but the number of shares of PWI Stock to be issued in satisfaction of such installment of the Purchase Price would result in the Company and the Manager owning in the aggregate more than five percent of the issued and outstanding shares of capital stock of PWI, assuming compliance with the notice provision set forth above, the Company would have the right to substitute cash for shares of PWI Stock, but only with respect to the number of shares of PWI Stock that would cause the Company and the Manager to own in the aggregate more than five percent of the issued and outstanding shares of capital stock of PWI at the time of issuance (expressly excluding from such from such calculation PWI Stock acquired by the Company and the Manager other than pursuant to this Agreement).
               (c) Within thirty (30) days after each Anniversary Payment Date (forty-five (45) days if the Anniversary Payment Date would otherwise occur in the month of December), PWI shall prepare a report setting forth the calculation of Actual Net Income for the applicable Measurement Period (the “Annual Determination”), together with a statement of a member of the Executive Committee or the Chief Financial Officer of PWI that the Annual Determination was prepared in accordance with this Agreement, and deliver to the Company such Annual Determination, together with such supporting documentation as shall be reasonably necessary to enable the Company to confirm the calculation of the Annual Determination.

          If the Company does not agree that the Annual Determination correctly states the Actual Net Income for the applicable Measurement Period, the Company shall promptly (but not later than thirty (30) days after the delivery of such Annual Determination) give written notice to PWI of any exceptions thereto (in reasonable detail describing the nature of the disagreement asserted). If the Company and PWI reconcile their differences, the Annual Determination shall be adjusted accordingly and shall thereupon become binding, final and conclusive upon all of the parties hereto. If the Company and PWI are unable to reconcile their differences in writing within forty-five (45) days after written notice of exceptions is delivered by the Company, the items/calculations in dispute shall be submitted to a mutually acceptable accounting firm selected from among the five (5) largest accounting firms in the United States in terms of gross revenues (the “Independent Auditors”) for final determination, and the Annual Determination shall be deemed adjusted in accordance with the determination of the Independent Auditors and shall become binding, final and conclusive upon all of the parties hereto. The Independent Auditors shall consider only the items in dispute and shall be instructed to act within thirty (30) days (or such longer period as the Company and PWI may agree) to resolve all items in dispute. If the Company does not give notice of any exception within thirty (30) days after the delivery of an Annual Determination, such Annual Determination shall thereupon become binding, final and conclusive upon all the parties hereto.
          Should the Independent Auditors determine that the Annual Determination submitted by Buyer understates the Actual Net Income by two and one half percent (2.5%) or more from what is ultimately determined by the Independent Auditors to be the Actual Net Income for the applicable Measurement Period, then Buyer shall be solely responsible for all reasonable fees and expenses of the Independent Auditors. In all other events, the Company shall be solely responsible for all reasonable fees and expenses of the Independent Auditors.
          Section 3.02. Termination and Rescission. (a) Should the Threshold Conversion Date and the OEE Agreement Approval not have occurred prior to May 31, 2007, then upon receipt of written notice from Buyer given on or before June 15, 2007, the Company shall return to Buyer any PWI Stock received by the Company or the Manager prior to such date and Buyer shall return to the Company all of the Assets theretofore transferred to Buyer, including, for purposes of clarification, immediate termination by PFSI of all of the Clearing Agreements entered into between PFSI and the Introducing Brokers, whereupon with the exception of the obligations set forth in Section 6.04 and Article XI, neither party shall be deemed to have any further obligations to the other pursuant to this Agreement; provided, however that should the Threshold Conversion Date fail to occur due to a breach of the obligations set forth in this Agreement by either party, the non-breaching party shall retain all claims against the other party arising as a result of such other party’s breach of this Agreement, including without limitation electing to enforce the terms of this Agreement as if the Threshold Conversion Date had occurred. Upon the election of Buyer to terminate this Agreement pursuant to this Section 3.02(a), Buyer shall cause PFSI (at the Company’s sole cost and expense with respect to the applicable charges as described in Section 12(d) of the applicable Clearing Agreement, but only to the extent not collected under the applicable Clearing Agreement), to take all actions as shall be reasonably necessary to transfer and convert all of the customers of the Introducing Brokers, if any, converted prior to such date to the systems of the Company or its designee.

               (b) In the event that, despite each party’s commercially reasonable efforts, the parties shall fail to obtain the requisite regulatory approvals set forth on Schedule 2.03 on or before January 31, 2007, either party shall have the right to terminate this Agreement, (such right of the parties to expire should such regulatory approvals be obtained prior to the termination of this Agreement) whereupon (x) the Company shall return to Buyer any PWI Stock received by the Company or the Manager prior to such date and Buyer shall return to the Company all of the Assets theretofore transferred to Buyer, including, for purposes of clarification, immediate termination by PFSI of all of the Clearing Agreements entered into between PFSI and the Introducing Brokers, and (y) with the exception of the obligations set forth in Section 6.04 and Article XI, neither party shall be deemed to have any further obligations to the other pursuant to this Agreement; provided, however that should the failure to obtain the requisite regulatory approvals occur due to a breach of the obligations set forth in this Agreement by either party, the non-breaching party shall retain all claims against the other party arising as a result of such other party’s breach of this Agreement. Upon the termination of this Agreement pursuant to this Section 3.02(b), Buyer shall cause PFSI, to take all actions as shall be reasonably necessary to transfer and convert all of the customers of the Introducing Brokers, if any, converted prior to such date to the systems of the Company or its designee. All applicable charges described in Section 12(d) of the applicable Clearing Agreement shall be allocated evenly among the parties (provided that the Company’s allocable share shall be reduced by amounts collected under the applicable Clearing Agreement).
               (c) Should Buyer not provide the Company with written evidence of receipt of the consent to consummate the transactions contemplated by this Agreement as is required pursuant to that certain Credit Agreement dated as of May 26, 2006 among PWI and Guaranty Bank, as Administrative Agent, Swing Line Lender, Arranger and Letter of Credit Issuer, Wachovia Bank, N.A., as Documentation Agent, and the other lenders party thereto (the “Bank Consent”) on or before the date that is thirty (30) days from the date hereof, then in such event the Company will have the right, but not the obligation, to terminate this Agreement upon five (5) business days’ prior written notice to Buyer, whereupon Buyer shall return to the Company all of the Assets theretofore transferred to Buyer, including, for purposes of clarification, immediate termination by PFSI of all of the Clearing Agreements entered into between PFSI and the Introducing Brokers, whereupon with the exception of the obligations set forth in Sections 6.04, neither party shall be deemed to have any further obligations to the other pursuant to this Agreement; provided, however that should the failure to obtain the Bank Consent occur due to a breach of the obligations set forth in this Agreement by either party, the non-breaching party shall retain all claims against the other party arising as a result of such other party’s breach of this Agreement.
          Section 3.03. Allocation of Purchase Price. The Purchase Price shall be allocated as set forth on Schedule 3.03. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. In any proceeding related to the determination of any Tax, neither Buyer nor the Company shall contend or represent that such allocation is not a correct allocation.

          Section 3.04. Closing. The closing of the purchase and sale of the Assets (the “Closing”) will take place as of the date hereof (the “Closing Date”), acknowledging the provisions of Section 2.03.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING
THE COMPANY
     The Company hereby represents and warrants to Buyer as follows:
          Section 4.01. Company and Manager Organization. Each of the Company and the Manager is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite limited liability company power and authority to carry on its business as now being conducted. Each of the Company and the Manager is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or so licensed would not reasonably be expected to result in a Material Adverse Effect. True, correct and complete copies of the articles of organization and operating agreement of the Company, as most recently amended, have been made available to Buyer.
          Section 4.02. Intentionally Omitted.
          Section 4.03. Authority; Member Approval. Each of the Company and the Manager has all requisite standing, power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. Each of the Company and the Manager has received the requisite approval of its equity holders as to the execution, delivery and performance of each of this Agreement and each of the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly executed and delivered by each of the Company and the Manager, as applicable, and constitute valid and binding obligations of each of the Company and the Manager, enforceable against the Company and the Manager, as applicable, in accordance with their respective terms.
          Section 4.04. No Conflicts. Except as set forth on Schedule 4.04, none of the execution, delivery and performance of this Agreement or the Ancillary Agreements by the Company or, to the extent involved, the Manager, or the consummation by the Company or, to the extent involved, the Manager, of the transactions contemplated hereby and thereby, does or will (a) conflict with or violate any organizational document of the Company, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body, SRO, clearing organization or non-governmental regulating body (each, a “Governmental Entity”) to the extent that the rules, regulations or orders of such body are binding upon the Company or otherwise have the effect of law, (c) require any consent, waiver or approval or, with or without the giving of notice or lapse of time or both, result in a default or breach by the Company (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any Contract to which the Company is a party or by which the Company or any of the assets of the Company may be bound or is a third party beneficiary of, (d) result in the creation or imposition of any Lien on any asset of the Company or (e) conflict with or violate any Law applicable to the Company or by which any of the assets of the Company are bound.
          Section 4.05. No Subsidiaries. Except as set forth on Schedule 4.05, the Company does not have any Subsidiaries.
          Section 4.06. Intentionally Omitted.
          Section 4.07. Financial Statements. (a) The Company has delivered to Buyer copies of each of (i) the audited balance sheet of the Company (including all related notes and schedules thereto) at March 25, 2005 and the audited statements of income, member’s equity and cash flows of the Company (including any related notes and schedules thereto) for the fiscal year ended March 25, 2005 (collectively, the “2005 Audited Financial Statements”), and (ii) the audited balance sheet of the Company (including all related notes and schedules thereto) at March 31, 2006 and the audited statements of income, member’s equity and cash flows of the Company (including any related notes and schedules thereto) for the fiscal year ended March 31, 2006 (collectively, the “2006 Audited Financial Statements”). In addition, the Company has delivered to Buyer copies of each of (i) the unaudited balance sheet (including all related notes and schedules thereto) of the clearing and execution services business of the Company, and (ii) the unaudited statement of income (including any related notes and schedules thereto) of the clearing and execution services business of the Company for the fiscal year ended March 31, 2006 (collectively, the “Segregated Financial Statements”, and together with the 2005 Audited Financial Statements and the 2006 Audited Financial Statements, the “Financial Statements”).
               (b) The 2005 Audited Financial Statements and the 2006 Audited Financial Statements have been prepared in accordance with GAAP (except as may be set forth in the notes thereto), and fairly present in all material respects the financial position of the Company as of the dates indicated and the results of operations and cash flows of the Company for the periods indicated. The Segregated Financial Statements fairly present in all material respects the financial position of the clearing and execution services business of the Company as of March 31, 2006 and the results of operations of the clearing and execution services business of the Company for the fiscal year ended March 31, 2006. The Financial Statements were prepared from the Books and Records of the Company.
               (c) The Books and Records of the Company: (i) reflect all items of the Company’s income and expense and all the Company’s assets and liabilities required to be reflected therein in accordance with GAAP; (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies; and (iii) have been maintained in accordance with good business and accounting practices.

               (d) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
               (e) All financial statements provided by the Company to Buyer after the date hereof, shall be true and correct in all material respects when delivered, shall be prepared in accordance with GAAP (except as may be set forth in the notes thereto), shall fairly present in all material respects the financial position of the Company and/or the Business, as applicable, as of the dates indicated and the results of operations of the Company and/or the Business for the periods indicated, and shall be prepared in accordance with the Books and Records of the Company.
     Section 4.08. No Undisclosed Liabilities. Except as set forth on Schedule 4.08, there are no Liabilities of the Company related to the Assets or the Business other than Liabilities (i) expressly reflected or reserved against on the Financial Statements or (ii) incurred in the ordinary course of business, consistent with the past practice of the Company since the respective dates thereof.
     Section 4.09. Receivables. All trade accounts, notes receivable and other receivables of the Company that are reflected in the Books and Records of the Company and are related to the Assets or the Business represent valid obligations arising from sales actually made and/or services actually performed in the ordinary course of business, and are collectible net of any reserve shown on the Company’s balance sheet.
     Section 4.10. Absence of Material Adverse Change; Conduct of Business. Except as set forth on Schedule 4.10, since March 25, 2006, the Company has conducted its business with respect to the Assets and the Business only in the ordinary course consistent with past practice and there has been (a) no change or event that, individually or together with other changes or events, (i) has had or could reasonably be expected to have a Material Adverse Effect on the Assets and/or the Business, (ii) prevent or materially delay the occurrence of the Conversion Date with respect to any Introducing Broker, or (iii) make any of the representations and warranties of the Company false or inaccurate as of the date hereof, (b) no waiver of any material right of the Company or cancellation of any material Debt or claim held by the Company with respect to the Assets and the Business, (c) no material loss, destruction or damage to any property of the Company, whether or not insured, related to the Assets or the Business, (d) no material labor dispute involving the Company and no material change in the personnel of the Company, (e) no acquisition or disposition, assignment, license, mortgage, pledge of, or Lien placed upon, the Assets, (f) no change in accounting methods or practices of the Company, (g) no loss, or any development that is expected to result in a loss, of any significant supplier, customer, distributor or account of or related to the Business (other than the completion in the ordinary course of business of specific projects for customers), (h) no amendment or termination of any Material Contract or other material agreement to which the

Company is a party or by which the Company is bound, and (i) no agreement or commitment (contingent or otherwise) to do any of the foregoing.
          Section 4.11. Permits; Compliance. The Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity legally necessary for it to carry on the Business as now being conducted (the “Company Permits”), and no suspension or cancellation of any Company Permit is pending or, to the Knowledge of the Company, threatened. Except as set forth on Schedule 4.11, with respect to the ownership of the Assets and the operation of the Business, the Company is not in conflict with, or in default or violation of, nor, with the giving of notice or lapse of time or both, would be in conflict with, or in default or violation of, (a) any Law applicable thereto or by which the Assets are bound or (b) any of the Company Permits.
          Section 4.12. Taxes. Except as set forth on Schedule 4.12,
               (a) All Tax Returns required to have been filed on or before the Closing Date by or with respect to the Company with any Taxing Authority have been duly and timely filed (with due regard to extensions) in accordance with all applicable laws, and each such Tax Return correctly and completely reflects the income, franchise or other Tax liability and all other information required to be reported thereon. All Taxes owed by the Company whether or not shown on any Tax Return, have been paid. The Company is not part of any affiliated, combined, consolidated, unitary or similar group for purposes of any Tax.
               (b) Intentionally Omitted.
               (c) All Tax Returns filed with respect to taxable years of the Company through the taxable year ended June 30, 2001, have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. The Company is not a party or subject to any agreement extending the time within which to file any Tax Return due on or before the Closing Date that has not been filed. No waiver or extension of any statute of limitations is in effect with respect to any Tax Return or the payment of Taxes nor has any extension of time with respect to the payment of any Tax assessment or deficiency been requested or granted (other than with respect to limitation periods that have since expired). No power of attorney has been executed or filed with respect to the Company, with any Taxing Authority. The Company is not subject to any written ruling or agreement with any Taxing Authority regarding Taxes.
               (d) Schedule 4.12(d) contains a list of states, territories and jurisdictions (foreign or domestic) to which any Tax is properly payable by the Company. No claim has ever been made by any Taxing Authority in a jurisdiction in which the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
               (e) To the Knowledge of the Company, no Taxing Authority is threatening to assess any additional Taxes against or in respect of the Company for any past period. No dispute, claim, audit, action, suit, proceeding or investigation concerning any Tax liability of the Company is now pending or threatened. No issues have been raised with the Company in any examination by any Taxing Authority which reasonably could be expected to result in a proposed deficiency with respect to the Company for any Post-Transfer Period. Schedule 4.12(e) attached hereto lists all federal, state, local and foreign income Tax Returns filed by or with respect to the Company for all taxable periods ended on or after March 25, 2001, indicates those Tax Returns, if any, that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Buyer complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, the Company since March 25, 2001.
               (f) There are no Liens on any of the assets of Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due and payable.
               (g) The Company has withheld and paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, former employee, creditor, independent contractor, Member, customer, supplier or other third party.
               (h) Intentionally Omitted.
               (i) Intentionally Omitted.
          Section 4.13. Absence of Litigation. Except as disclosed on Schedule 4.13, neither the Company nor any of its officers, directors or employees in their respective capacities as such (a) is subject to any outstanding injunctions, judgments, orders or decrees of any Governmental Entity or (b) is a party to or, to the Knowledge of the Company, threatened to be made a party to, or the subject of, any Litigation.
          Section 4.14. Investment Securities. The Company has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) related to the Business, free and clear of any Liens (other than Permitted Liens), except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of the Company. Such securities are valued on the books of the Company in accordance with GAAP. From March 25, 2006 to the date hereof, the Company has not incurred any material and unusual or extraordinary losses (other than trading losses in the ordinary course of business) in its investment portfolio.
          Section 4.15. Intentionally Omitted.
          Section 4.16. Customer Agreements and Related Documentation. With respect to the customers of the Business, the Company has in its possession, and has delivered true, complete and correct copies to Buyer of, the valid, binding and enforceable documentation necessary to maintain each customer’s account and to perform brokerage and related services for such customers, in a manner consistent with its activities on behalf of such customers. From and after March 25, 2005, each transaction effected by the Company in an account on behalf of such customers has been duly authorized and was performed in accordance with the terms of the customer agreement or other documentation and applicable federal and state securities and commodities Laws.
          Section 4.17. Disclosure of All Matters Relating to Regulatory Approval of the Change-of-Control and Licensing. Except as disclosed on Schedule 4.17, the Company is not aware of any facts or circumstances that would cause any Governmental Entity to not approve the transfer of the Assets to Buyer.
          Section 4.18. Title. The Company has good and marketable title to, or a valid lease, license or right to use, the Assets used by it in the conduct of the Business. Such Assets owned by the Company are held free and clear of any Liens other than Permitted Liens.
          Section 4.19. Material Contracts. Set forth on Schedule 4.19 is a complete list of all Contracts related to the Assets and the Business, including the Clearing Agreements and any agreements between the Company and any customers of the Introducing Brokers (each, a “Material Contract”). Each Material Contract is valid, in full force and effect and enforceable in accordance with its terms. Except as set forth on Schedule 4.19, (x) the Company has not received any written notice of any default under any Material Contract and (y) to the Knowledge of the Company, no event has occurred or circumstance exists (with or without notice or lapse of time or both) that may contravene, conflict with or result in a violation or breach of, or give any Person other than the Company the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract.
          Section 4.20. Employee Benefit Plans.
               (a) Schedule 4.20(a) lists (i) each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject thereto) contributed to, maintained or sponsored by the Company or with respect to which the Company has any material Liability or potential Liability and (ii) each other retirement, savings, deferred compensation, severance, stock, performance, bonus, incentive, employment, vacation or other compensation or employee benefit plan, policy, or agreement of any kind, contributed to, maintained or sponsored by the Company or with respect to which the Company has any Liability or potential Liability (collectively, the “Benefit Plans”).
               (b) With respect to each Benefit Plan, the Company has made available to Buyer a true and correct copy of (i) the most recent annual report (e.g., Form 5500), (ii) such Benefit Plan, (iii) each trust agreement relating to each Benefit Plan, (iv) any written summaries of such Benefit Plan, (v) the most recent actuarial report or valuation, if any, relating to a Benefit Plan and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Benefit Plan intended to be qualified under Section 401(a) of the Code.
               (c) No event has occurred and there exists no condition or set of circumstances in connection with any Benefit Plan pursuant to which Buyer or the Company could be subject to any actual or contingent Liability under the terms of any Benefit Plans, ERISA, the Code or any other applicable Law.

               (d) Neither the Company nor any of its Affiliates is a party to any collective bargaining or other labor union Contract applicable to its employees, and no collective bargaining agreement is being negotiated with respect to any employee (whether active or on leave of absence) of the Company. As of the date hereof, there is no labor dispute, strike or work stoppage against the Company or any of its Affiliates pending or, threatened in writing which may interfere with the business activities of the Company. As of the date hereof, to the Knowledge of the Company neither the Company nor any of its Affiliates, or any of its representatives or employees has committed any unfair labor practices or violated any Law relating to the employment of labor, including any provisions thereof relating to wages, hours collective bargaining, the payment of payroll taxes, equal employment opportunity, employment discrimination and employee safety, in connection with the operation of the business of the Company, and there is no charge or complaint against the Company or any of its Affiliates relating thereto pending, or to the Knowledge of the Company, threatened.
               (e) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS and no circumstance exists that is reasonably likely to result in the revocation or denial of any such favorable determination letter.
               (f) Except as disclosed on Schedule 4.20(f), no compensation or benefit under any Benefit Plan will become established, payable, increased or accelerated by reason of this Agreement or consummation of the transactions contemplated hereby, either alone or in conjunction with another event (e.g., termination of employment).
               (g) Except as set forth on Schedule 4.20(g), no Benefit Plan (i) is subject to ERISA, (ii) is in the nature of a defined benefit pension plan, or (iii) provides health or welfare benefits beyond an employee’s termination of employment, except as required by Law. Each Benefit Plan has been maintained and operated in material compliance with its terms and with all applicable Laws.
               (h) The Company has made available to Buyer true, correct and complete copies of the governing plan documents and related agreements, forms and contracts for each retirement plan, arrangement and account, including individual retirement accounts under Section 408 or 408(A) of the Code, education savings accounts under Section 530 of the Code, simplified employee pension plans under Section 408(k) of the Code, savings incentive match plans for employees under Section 408(p) of the Code, plans intended to be qualified under Section 401(a) of the Code, custodial accounts under Section 403(b) of the Code, with respect to which the Company acts as a custodian, trustee and/or prototype sponsor, and the governing plan documents and related agreements, forms and contracts for each retirement plan, arrangement and account for which the Company provides services (each a “Plan” or collectively, the “Plans”) and other related agreements or materials provided to or made available to customers. Neither the Company nor any Affiliate thereof has any liability with respect to any transaction involving a Plan in violation of Section 406 of ERISA or any “prohibited transaction” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) of the Code or on which an excise tax could be payable under Section 4975 of the Code or a civil penalty under Section 502(i) of ERISA.

               (i) The Company does not serve, and has not served during the past seven (7) years from the date hereof, as a custodian, trustee and/or prototype sponsor or issuer for any retirement plan, arrangement or account other than those referenced in paragraph (i) above, including individual retirement annuities under Section 408(b) of the Code, or plans intended to meet the requirements of Section 457 of the Code. Notwithstanding anything to the contrary herein, none of the Company nor any ERISA Affiliate of the Company serves or has served during the past seven (7) years as trustee of any Plan that is a retirement plan intended to be qualified under Section 401(a) of the Code.
               (j) The Company does not permit, and has not permitted during the past seven (7) years from the date hereof, individuals to maintain margin accounts for the purpose of trading securities in connection with any Plans for which it serves as custodian or trustee.
               (k) The Company does not provide, and has not provided during the past seven (7) years from the date hereof, recordkeeping services to any employee pension benefit plan as defined under Section 3(2) of ERISA, including any profit sharing, 401(k) or money purchase pension plan or any cash balance or defined benefit pension plan.
               (l) The Company does not provide, and has not provided during the past seven (7) years from the date hereof, services, including any design, management or administrative services, to any qualified defined contribution plans that are either a stock bonus plan, or a combination stock bonus and money purchase plan that invest primarily in employer securities, including any employee stock ownership plan under Section 409 of the Code, or any employee stock purchase plan under Section 423 of the Code.
               (m) The Company does not provide, and has not provided during the past seven (7) years from the date hereof, services, including any design, management or administrative services, to any qualified tuition program under Section 529 of the Code.
               (n) The Company does not provide, and has not provided during the past seven (7) years from the date hereof, services, including any design, management or administrative services, to any employee welfare benefit plan as defined under Section 3(1) of ERISA, or any Archer medical savings account under Section 220 of the Code, health savings account under Section 223 of the Code, health reimbursement arrangement, flexible spending account or cafeteria plan under Section 125 of the Code.
               (o) The form of the Plans and the conduct of the Company with respect to the Plans have been and are in compliance with applicable Law, including ERISA and the Code, and the Company has not incurred, and is not reasonably expected to incur, any liability under either ERISA or the Code relating to the Plans.
               (p) All governmental reports required by the Company for acts completed prior to the Closing Date with respect to the Plans, other than reports with respect to distributions and contributions in 2005 reportable on IRS Forms 1099-R and 5498 made from or to the Plans prior to the Closing Date have been timely filed.
               (q) To the extent applicable, the Company has obtained a favorable opinion letter from the IRS on changes to the Code and Treasury regulations, including those made by the

Economic Growth and Tax Relief Reconciliation Act of 2001 (or filed by applicable deadlines imposed by the IRS and are awaiting receipt of such opinion letter) and all prior legislation with respect to each Plan for which the Company serves as a prototype sponsor. No event has occurred that would be reasonably likely to negatively impact reliance on such opinion letter.
               (r) The Company has not received notice of or been advised of any investigations by any Governmental Authority with respect to any Plan and there are no other claims, suits or proceedings pending or, to the Knowledge of the Company, threatened against the Company with respect to any Plan.
          Section 4.21. Intentionally Omitted.
          Section 4.22. Environmental Matters. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition of, any Liability on the Company arising under common law or under any local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which are pending or, to the Knowledge of the Company, threatened against the Company. To the Knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that could reasonably result in the imposition on the Company of any such Liability.
          Section 4.23. Broker-Dealer. (a) The Company is duly and validly registered as a broker-dealer with the SEC and is a duly qualified member of the NASD and each other SRO of which it is required to be a member based upon the business conducted by the Company. Schedule 4.23(a) sets forth a complete list of each jurisdiction in which the Company is duly qualified or registered as a broker-dealer. Except as set forth on Schedule 4.23(a), the Company is not, and at no time since January 1, 2003 has it been, required to obtain any registration as a broker-dealer, an investment adviser, a commodity trading advisor, a commodity pool operator, a futures commission merchant, an insurance agent, a sales person or in any similar capacity with the SEC, the NASD, the Commodity Futures Trading Commission, or any Governmental Entity that has not been properly and timely obtained.
               (b) To the Knowledge of the Company, the Company has not exceeded in any material respect the business activities enumerated in any membership agreements or other limitations imposed in connection with its registrations, forms (including Form BDs) and reports filed with the NASD or any Governmental Entity. Except as set forth on Schedule 4.23(b), to the Knowledge of the Company, the Company has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2003 with any Governmental Entity, and, to the Knowledge of the Company, all other reports and statements required to be filed by it have been filed, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Governmental Entity and the Company has paid all fees and assessments due and payable in connection therewith. The information contained in such registrations, forms and reports was true and complete in all material respects as of the date of the filing thereof. Except for normal examinations conducted by a SRO in the regular course of the business of the Company, no SRO has initiated any proceeding or investigation into the business or operations of the Company or, to the Knowledge of the Company, any of its employees, agents, brokers or representatives. Except as set forth on Schedule 4.23(b), there is no unresolved violation or exception by any SRO with respect to any report or statement relating to any examination of the Company.
               (c) Each of the Company’s employees that is required to be registered or licensed as a registered principal, registered representative or a salesperson with the SEC, the securities commission of any state or foreign jurisdiction or any SRO is duly registered or licensed to act in their respective capacities, and all such registrations and licenses are in full force and effect. To the Knowledge of the Company, all federal, state and foreign registration requirements have been complied with in all respects and such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all respects.
               (d) Except as set forth on Schedule 4.23(d), neither the Company nor any of its Affiliates is subject to any cease-and-desist or other order or enforcement action issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted a board resolution at the request or suggestion of, any regulatory authority or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, a “Regulatory Agreement”), nor has the Company or any of its Affiliates been advised in writing or otherwise by any regulatory authority or Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement nor is there any pending or, to the Knowledge of the Company, threatened regulatory investigation. Neither the Company nor, to the Knowledge of the Company, any of its affiliated persons, as defined in Section 2(a)(3) of the Investment Company Act of 1940, as amended (the “1940 Act”), has been convicted within the past ten (10) years of any felony or misdemeanor described in Section 9(a)(1) of the 1940 Act, or is, by reason of any misconduct, permanently or temporarily enjoined from acting in the capacities, or engaging in the activities, described in Section 9(a)(2) of the 1940 Act.
               (e) The Company (i) has implemented policies and procedures that are reasonably designed to comply with the applicable federal and state securities and commodities laws, rules and regulations, including those relating to anti-money laundering, advertising, licensing, sales practices, market conduct, maintenance of net capital, supervision, books and records, risk assessment and continuing education and the rules of any SRO having jurisdiction (collectively, the “Company Policies and Procedures”) and (ii) the Company has no Knowledge of any noncompliance with the Company Policies and Procedures.
               (f) The Company is not required to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and the transaction contemplated by this Agreement will not require the Company, its Affiliates or customers to obtain the consent of any person under Section 205 of the Investment Advisers Act.

               (g) None of the activities of the Company requires it to be registered as an exchange or transfer agent, a clearing agency, an alternative trading system, a government securities dealer, a commodity trading advisor or commodity pool operator.
               (h) Since January 1, 2003, to the Knowledge of the Company, no employee of the Company is or has been (as applicable):
               (i) subject to a statutory disqualification specified in Section 3(a)(39) of the Exchange Act, Sections 203(e) or (f) of the Investment Advisers Act, or any substantially equivalent foreign law relating to (A) expulsion or suspension from membership, (B) bar or suspension from association, (C) denial of trading privileges, (D) order denying, suspending or revoking registration or barring or suspending association, or (E) finding with respect to causing any such effective foreign suspension, expulsion or order;
               (ii) convicted of any foreign offense, enjoined from any foreign act, conduct or practice, or found to have committed any foreign act substantially equivalent to any of those listed in Sections 15(b)(4)(B), (C), (D) or (E) of the Exchange Act; or
               (iii) found to have made or caused to be made any false foreign statement or omission substantially equivalent to any of those listed in Section 3(a)(39)(E) of the Exchange Act.
          Section 4.24. Insurance. Schedule 4.24 is a complete list as of the date hereof of all fidelity bonds and policies of fire, directors and officers, general liability, property and other forms of liability insurance and/or fidelity bonds owned, held by or applicable to the Company, its assets or business. All such policies are in full force and effect, all premiums with respect to such policies covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Schedule 4.24 includes an accurate list as of the date hereof of all claims involving a potential loss in excess of Fifty Thousand Dollars ($50,000) that have been made by the Company since March 25, 2005 under the policies listed on Schedule 4.24 applicable to the Company or any of its assets or properties. Such claim information includes the following information with respect to each accident, loss or other event: (i) the identity of the claimant; and (ii) the date of the occurrence.
          Section 4.25. Intentionally Omitted.
          Section 4.26. No Improper Payments. Neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has made, paid or received any bribes, kickbacks or other similar payments to or from any Person.
          Section 4.27. Brokers. Except as set forth on Schedule 4.27, neither the Company nor any of its Affiliates has employed any financial advisor or finder or incurred any liability for any financial advisory or finders’ fees in connection with this Agreement or the transactions contemplated by this Agreement.

          Section 4.28. Sufficiency of Assets. With the exception of the Retained Assets listed in Section 2.02(h), the Assets (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, that are used to operate and conduct the Business in the manner presently operated by the Company, and (ii) are reflected in the Segregated Financial Statements.
          Section 4.29. Relationship of the Company to Introducing Brokers. Except as set forth on Schedule 4.29, the Company is an Affiliate of each of the Introducing Brokers.
          Section 4.30. Disclosure. No representation or warranty or other statement made by the Company in this Agreement, the Ancillary Agreements or otherwise in connection with the transactions contemplated hereby contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which they were made, not misleading. To the Knowledge of the Company there is no fact that has specific application to the Company (other than general economic or industry conditions) and that may materially adversely affect the Assets and/or the Business that has not been set forth in this Agreement, the Ancillary Agreements or the Schedules attached hereto and thereto.
ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING BUYER
     Buyer hereby represents and warrants to the Company as follows:
          Section 5.01. Organization of Buyer and PFSI. Each of Buyer and PFSI is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Buyer and PFSI is duly qualified or licensed to do business in each jurisdiction in the United States in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or so licensed would not reasonably be expected to have a Material Adverse Effect. Buyer is a subsidiary of PWI and PFSI is a subsidiary of Buyer.
          Section 5.02. Authority. Each of Buyer and PWI has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is party and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly executed and delivered by each of Buyer and PWI, as applicable, and constitute valid and binding obligations of each of Buyer and PWI, enforceable against each of Buyer and PWI, as applicable, in accordance with their respective terms.
          Section 5.03. No Conflicts. Except as disclosed on Schedule 5.03, none of the execution, delivery and performance of this Agreement or the Ancillary Agreements by Buyer or, to the extent involved, PWI or the consummation by Buyer or, to the extent involved, PWI of the transactions contemplated hereby and thereby does or will (a) conflict with or violate any organizational document of Buyer or PWI, as applicable, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, to the extent that the rules, regulations or orders of such body are binding upon Buyer and/or PWI or otherwise have the effect of law, (c) require any consent, waiver or approval or, with or without the giving of notice or lapse of time or both, result in a default or breach (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, license, agreement, Contract, indenture or other instrument or obligation to which Buyer, PWI or any of their Subsidiaries is a party or by which Buyer, PWI or any of their Subsidiaries or any of the assets of Buyer, PWI or any of their Subsidiaries may be bound, except for such consents, approvals and authorizations that have been obtained or (d) conflict with or violate any Law applicable to Buyer, PWI or any of their Subsidiaries or by which any of the assets of Buyer, PWI or any of their Subsidiaries are bound.
          Section 5.04. Brokers. Neither Buyer nor any of its Affiliates has employed any financial advisor or finder or incurred any liability for any financial advisory or finders’ fees in connection with this Agreement or the transactions contemplated by this Agreement.
          Section 5.05. Absence of Litigation. Buyer is not (a) subject to any outstanding injunctions, judgments, orders or decrees of any Governmental Entity or (b) a party to or, to the Knowledge of Buyer, threatened to be made a party to, or the subject of, any Litigation; in each case other than as would not reasonably be expected to result in a Buyer Material Adverse Effect.
          Section 5.06. Registration Statement of PWI. The information contained in PWI’s registration statement on Form S-1 (including the Prospectus) as filed with the SEC was true and correct in all material respects as of the effective date of the Registration Statement and no amendment to the Form S-1 is required to be have been filed with the SEC other than those filings PWI has made with the SEC prior to the date hereof. Subsequent to the effective date of the Registration Statement, PWI has made all filings required by the SEC under the Exchange Act.
          Section 5.07. Disclosure of All Matters Relating to Regulatory Approval of the Change-of-Control and Licensing. Except as disclosed on Schedule 5.07, Buyer is not aware of any facts or circumstances that would (a) cause any Governmental Entity to not approve the transfer of the Assets to Buyer and/or PFSI, or (b) cause any Governmental Entity to revoke or materially restrict PFSI’s license or licenses to operate as a broker-dealer after the transfer of the Assets.
          Section 5.08. Disclosure. No representation or warranty or other statement made by Buyer in this Agreement, the Ancillary Agreements or otherwise in connection with the transactions contemplated hereby contains any materially untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which they were made, not misleading. To the Knowledge of Buyer there is no fact that has specific application to Buyer (other than general economic or industry conditions) and that may materially adversely affect the value of the PWI Stock and/or the business and operations of PFSI that has not been set forth in this Agreement, the Ancillary Agreements or the Schedules attached hereto and thereto. For purposes of this Section 5.08 only, the term “material” as relating to any item shall mean that such item would need to be disclosed by Buyer in its periodic reports with the SEC from time to time, or if previously disclosed and later determined to be untrue due to the passage of time or any other such circumstance, would require Buyer to correct such item through an appropriate filing with the SEC.
ARTICLE VI
COVENANTS AND OTHER AGREEMENTS OF THE PARTIES
          Section 6.01. Conduct of the Business. Except as specifically set forth on Schedule 6.01 and as otherwise contemplated by this Agreement, until the Measurement Period Trigger Date, the Company shall conduct the Business in the ordinary course, consistent with prior practice, and, in any event, without the prior written consent of Buyer, the Company shall not, prior to the Measurement Period Trigger Date and in connection with the conduct of the Business:
               (a) amend the Company’s certificate of formation, by-laws or other comparable organizational documents in a manner that could reasonably be expected to materially and adversely affect its ability to perform its obligations hereunder;
               (b) redeem or otherwise acquire any Company Interests or issue any equity securities of the Company or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any Company Interests if such redemption or acquisition could reasonably be expected to materially and adversely affect its ability to perform its obligations hereunder;
               (c) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or Person or other business organization or division thereof if such acquisition, merger or consolidation could reasonably be expected to materially adversely affect its ability to perform its obligations hereunder;
               (d) except in the ordinary course of business and consistent with past practice or as necessary to compel the conversion of an Introducing Broker to PFSI, commence an action or proceeding against any Introducing Broker or any customer of the Business and in each such case, the Company shall inform Buyer of its intentions prior to commencing any such action;
               (e) acquire or lease any assets material to the Business;
               (f) sell, lease, license, mortgage or otherwise subject to any Lien or dispose of any of the Assets;
               (g) enter into any Contract related to the Business or the Assets, or modify, amend or terminate any Material Contract or waive, release, cancel or assign any material rights or claims thereunder, including the waiver, release, cancellation or assignment of any material Debt owing to the Company or the prepayment of any principal or interest on any Debt arising in connection with or related to the Business or the Assets;

               (h) except as required by the terms and provisions of written contracts between the Company, on the one hand, and a Business Employee, on the other hand, as in existence on the date of this Agreement and listed in the Schedules, or to comply with any applicable Law, materially increase in any manner the aggregate compensation or benefits (including commissions) of any Business Employee;
               (i) make any filings or correspond with any Governmental Entity with respect to the transaction contemplated by this Agreement without first consulting with Buyer, except where otherwise prohibited by Law;
               (j) engage in any transactions with respect to the Business or the Assets with any of its Affiliates or any Affiliates of any Company Member other than on an arm’s-length basis;
               (k) fail to comply with the minimum net capital requirements as set forth in Rule 15c3-l promulgated under the Exchange Act;
               (l) take any action which has, or could reasonably be expected to have, the effect of preventing or materially delaying the Conversion Date of any Introducing Broker or making any of the representations and warranties of the Company false or inaccurate as of the Measurement Period Trigger Date;
               (m) otherwise take any action resulting, or which could reasonably be expected to result, in the occurrence of any of the events set forth in clauses (a) through (i) of Section 4.10; or
               (n) authorize, or commit or agree to take, any of the foregoing actions.
          Section 6.02. Covenants and Guaranties of the Manager. Schonfeld Group Holdings LLC, the manager of the Company and a Company Member (the “Manager”), hereby agrees to absolutely, unconditionally and irrevocably guarantee the immediate payment of, and the full, complete and timely performance of, each of the Company’s obligations contemplated by this Agreement and the Ancillary Agreements pursuant to the terms of a Guaranty Agreement (“Guaranty Agreement”) to be executed and delivered to Buyer simultaneously herewith. The Manager further agrees to (i) cause the Company to comply with the provisions of this Agreement, and (ii) refrain from taking any action that is reasonably likely to impair the Company’s ability to perform its obligations under this Agreement or any of the Ancillary Agreements. The Manager has received the approval of 100% of its equity holders having the right to vote as to the execution, delivery and performance of this Agreement and each applicable Ancillary Agreement executed by the Manager. This Agreement and each applicable Ancillary Agreement executed by the Manager have been duly executed and delivered by the Manager and constitute the valid and binding obligation of the Manager, enforceable against the Manager in accordance with their terms.
          Section 6.03. Access to Information. Subject to any applicable legal restrictions, the Company shall, upon reasonable notice during normal business hours during the period prior to and after the Closing, (i) afford to Buyer and its accountants, counsel and other representatives reasonable access to all of the personnel, properties, Contracts, Books and Records (including Tax Returns and work papers, whether prepared by employees, consultants or independent auditors) of the Company related to the Business and the Assets, (ii) furnish promptly to Buyer any information concerning the Business and the Assets as Buyer may reasonably request, and (iii) assist Buyer in communicating with Persons having business relationships, agreements and arrangements with the Company regarding the Business and the Assets, including the auditors, consultants and other financial and legal advisors of the Company; provided that such access does not disrupt the normal operations of the Company or result in the likely coordination of pricing or other competitively-sensitive activities. The Company shall promptly notify Buyer of any correspondence received from any Governmental Entity, or any actions taken by any Governmental Entity relating in any way to the Business.
          Section 6.04. Confidentiality. (a) Buyer acknowledges that the information provided and to be provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the obligations of Buyer and PWI under the Confidentiality Agreement with respect to information relating solely to the Business and the Assets shall terminate; provided that each of Buyer and PWI acknowledges that any and all other information provided to it by the Company concerning the other businesses and activities of the Company shall remain subject to the terms and conditions of the Confidentiality Agreement after the date of the Closing and therefore, in furtherance of the foregoing, (i) Buyer agrees to join, and hereby joins, as a party to the Confidentiality Agreement as if Buyer was an original party thereto and as a result thereof Buyer hereby agrees to be subject to and bound by all of the terms and conditions thereof and (ii) the terms of the Confidentiality Agreement shall be modified accordingly hereby, mutatis mutandis. Each of the Company, Buyer and PWI hereby further agrees to extend the term of the Confidentiality Agreement to the day that is the eleventh (11th) anniversary of the Final Conversion Date, with all provisions thereof, including all indemnification provisions, surviving until the termination of the Confidentiality Agreement, except as set forth above with respect to information relating solely to the Business and the Assets.
               (b) The Manager acknowledges that the Manager has had, and will continue to have, access to confidential information of the Company, Buyer and/or Buyer’s Affiliates which is not generally known to the public. The Manager agrees that it shall not, and shall cause its Affiliates (including the Company and its officers, employees, agents and representatives) to not, without the prior express written permission of Buyer, disclose to any other Person or use in any way any confidential or proprietary information of the Company related to the Business or the Assets and/or Buyer which the Manager may have obtained in connection with the transactions contemplated by this Agreement, whether prior to the Closing Date or otherwise.
          Section 6.05. Maintenance of Records. Except as otherwise provided in Section 9.06, from and after the Closing, the Company agrees to hold all of its Books and Records existing on the Closing Date and not to destroy or dispose of any thereof as required by Section 17(a) of the Exchange Act and Rules 17a-3 and 17a-4 promulgated thereunder, and thereafter, if it desires to destroy or dispose of such Books and Records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Buyer.

          Section 6.06. No Negotiation. Until the Measurement Period Trigger Date, the Company shall not, directly or indirectly, and shall cause each of its officers, employees, agents, representatives and affiliates not to, solicit, initiate, encourage or consider any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any sale of equity securities or assets of the Company, any business combination transaction involving the Company or the merger or consolidation of the Company that is reasonably likely to adversely affect Buyer’s ability to obtain the Assets and/or the Business.
          Section 6.07. Commercially Reasonable Efforts; Obtaining Consents; Further Action. (a) Each of the parties hereto agrees to use commercially reasonable efforts to take, and to cause its officers, employees, representatives, advisors and agents to take, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts (i) to obtain promptly all necessary waivers, consents and approvals from other parties to material agreements, leases and other Contracts or agreements, including, without limitation, approval of the OEE Agreement by the New York Stock Exchange, (ii) to make promptly all filings and obtain promptly all necessary consents, approvals and authorizations as are required to be obtained under any Law, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement, (v) to cause and facilitate the prompt satisfaction of all conditions in Article VII, and (vi) to cause each Introducing Broker to be converted to PFSI’s clearing software, to complete beta testing and to convert all of the customers of such Introducing Broker that have not objected to such conversion to PFSI’s clearing software. The Company and Buyer, respectively, each agree to make, or to cause to be made, any filing or notification required by any applicable Law, in each case, with respect to the transactions contemplated by this Agreement (x) with respect to the NASD and any securities exchange of which the Company is a member, within fifteen (15) Business Days after the date hereof, and (y) with respect to all others required under any Law, as soon as practicable after the date of this Agreement and to supply promptly any additional information and documentary material that may be requested pursuant to applicable Law. In the event that approval of the OEE Agreement by the New York Stock Exchange requires any amendment thereto, Buyer shall cause PFSI, and Seller shall cause Schon-Ex, LLC, to enter into a restated OEE Agreement incorporating any such required changes, provided that such required changes do not materially and adversely change the benefit of the bargain for either party thereto.
               (b) The parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining the requisite approvals, consents or orders of each applicable Governmental Entity, including:
               (i) cooperating with each other in connection with required filings;

               (ii) furnishing to the other party all information within its possession that is required for any application or other filing to be made by the other party in connection with the transactions contemplated by this Agreement;
               (iii) promptly notifying each other of any communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement;
               (iv) not agreeing to participate in any meeting or discussion with any Governmental Entity in connection with proceedings relating to the transactions contemplated by this Agreement unless it consults with the other party in advance to the extent permitted by such Governmental Entity, and gives the other party the opportunity to attend and participate thereat to the extent permitted by such Governmental Entity; and
               (v) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings before any Governmental Entity relating to the transactions contemplated by this Agreement.
               (c) If any party or any Affiliate thereof receives a request for additional information or documentary material from any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement, then such party, in good faith, as soon as practicable and after consultation with the other party, shall make an appropriate response to such request.
               (d) At any time and from time to time, each party to this Agreement agrees, subject to the terms and conditions of this Agreement, to take such actions and to execute and deliver such documents as may be necessary to effectuate the purposes of this Agreement at the earliest practicable time.
               (e) Any and all fees and related expenses (including filing fees) incurred in connection with seeking the regulatory approvals for the transaction contemplated by this Agreement, including, without limitation, the regulatory approvals set forth on Schedule 2.03 and compliance with the filing and notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall be allocated equally among each of Buyer and the Company (and if incurred by either Buyer or the Company, the opposite party shall reimburse such party for its share of the expenses incurred); provided, that each party agrees to pay its own consultants, accountants, attorneys or other advisors fees in connection with such actions.
          Section 6.08. Notifications. Until the Measurement Period Trigger Date, each party shall promptly notify the other party in writing of (i) any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII becoming incapable of being satisfied or (ii) a breach of a representation or warranty.
          Section 6.09. Public Announcements; Customer Communications. (a) Except as may otherwise be required by applicable Law, from and after the date hereof Buyer and the

Company will consult with each other in advance of issuing, or permitting any agent or Affiliate to issue, any press releases or otherwise making, or permitting any agent or Affiliate to make, any public statements with respect to this Agreement or the transactions contemplated hereby.
          (b) Immediately after the date of this Agreement, the Company and Buyer shall jointly prepare, and the Company shall deliver to each Introducing Broker, a communication regarding the acquisition of the Assets by Buyer in accordance with the terms of this Agreement and the consequences of such transaction to such Introducing Broker. The Company shall assist Buyer, as and when Buyer may reasonably request, in Buyer’s initial contact with each such Introducing Broker.
     Section 6.10. Conduct of the Manager. From the date hereof through the Measurement Period Trigger Date, the Manager shall not take any action which has, or could reasonably be expected to have, the effect of (i) making any of the representations and warranties of the Company false or misleading as of the Measurement Period Trigger Date or (ii) preventing or materially delaying the occurrence of the Conversion Date with respect to any Introducing Broker.
     Section 6.11. Certain Employee Matters.
          (a) Continuation of Employment. Set forth on Schedule 6.11(a) is a list of certain employees of the Company setting forth their respective positions and salary levels (the “Business Employees”). Notwithstanding anything to the contrary contained herein, including, without limitation, Section 6.11(b), commencing on the date hereof Buyer shall have the right, but not the obligation, to hire any or all of the Business Employees, provided that such employment shall not commence prior to the first Conversion Date. Any such employment shall be conditional upon completion of background checks and security clearance and satisfaction of Buyer’s other standard terms of employment, each as are reasonably satisfactory to Buyer, and execution of Buyer’s standard employee agreement. Promptly after the date hereof, the Company shall provide Buyer with reasonable access to the Business Employees and shall assist Buyer in enabling it to obtain employment applications from each such Business Employee and, to the extent permitted by applicable Law, such information regarding the Business Employees as is contained in the Company’s personnel records. Effective upon the written request of Buyer delivered at any time on or after the first Conversion Date, the Company agrees, without cost to Buyer, to terminate any outstanding employment agreements, whether written or oral, for each Business Employee to whom employment is offered by Buyer and accepted by such Business Employee.
          (b) With the specific exception of the Business Employees, for a period of eleven (11) years following the Closing Date, none of Buyer, PWI, PFSI or any of their respective Affiliates will, and each will cause its respective officers, employees, agents and representatives not to, directly or indirectly, (i) solicit for employment (or any similar arrangement) any member or employee of the Company, the Manager, Schonfeld Tools, LLC, Schon-EX, LLC or the Introducing Brokers, or any person who has been a member of or employed by the Company, the Manager, Schonfeld Tools, LLC, Schon-EX, LLC or the Introducing Brokers at any time within the immediately preceding six (6) months, or (ii) persuade, induce or attempt to persuade or induce any member or employee of the Company, the Manager, Schonfeld Tools, LLC, Schon-

EX, LLC or the Introducing Brokers, or any person who has been a member or so employed at any time within the immediately preceding six (6) months, to withdraw as a member of, or leave his/her employment by the Company, the Manager, Schonfeld Tools, LLC, Schon-EX, LLC or the Introducing Brokers.

          (c) Benefit Plans. Neither Buyer nor any of its Affiliates shall adopt, become a sponsoring employer of, or have any obligations under or with respect to any compensation or benefit plan, policy, arrangement or agreement (including any Benefit Plans or workers compensation programs), and the Company shall be solely responsible for any and all Liabilities which have arisen or may arise in connection with any such compensation or benefit plan, policy, arrangement or agreement, including Liabilities arising from income or excise Tax assessments, participant benefit claims, fiduciary conduct, or under Title IV of ERISA.
          (d) No Employee Rights; Termination/Modification of Plans. Nothing in this Section 6.11, express or implied (including anything contained in Section 6.11(a), which shall be subject in all respects to this Section 6.11(d)), shall confer upon any Business Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment, or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under or by reason of this Agreement. Nothing in this Section 6.11, express or implied (including anything contained in Section 6.11(a), which shall be subject in all respects to this Section 6.11(d)), shall be construed to prevent Buyer or any of its Affiliates from terminating the employment of any Business Employee or modifying to any extent or in any respect the terms and conditions of such employment (including any benefit plan that Buyer or any of its Affiliates may establish or maintain).
     Section 6.12 Intentionally Omitted.
     Section 6.13 Intentionally Omitted.
     Section 6.14. Access to a Member of the PWI Executive Committee. The Company shall have the right to meet with a member of PWI’s Executive Committee (currently comprised of Messrs. Roger J. Engemoen, Jr., Philip A. Pendergraft and Daniel P. Son) promptly after the occurrence of each regularly scheduled meeting of PWI’s board of directors and receive general performance related financial information, until the later of (i) four (4) years from the date hereof, and (ii) at such time after the date that is four (4) years from the date hereof as the Company shall no longer hold at least five percent (5.0%) of the fully-diluted outstanding voting equity securities of PWI. Notwithstanding the preceding sentence, the Company shall have no right to receive any information that identifies specific results for identified clients or information prepared in anticipation of or for any litigation with any unrelated third party, nor shall such member of PWI’s Executive Committee be required to divulge any information that the Executive Committee, in its reasonable discretion, deems to be confidential information of PWI. The Company acknowledges that any information obtained from the Executive Committee member shall be deemed to be confidential information, and agrees to maintain the confidentiality of such information with a reasonable degree of care, but in no event with less care than it maintains its own confidential information.
     Section 6.15. Further Assurances; Good Faith Efforts. At any time or from time to time after the Closing, each of the Company and Buyer shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to fulfill their respective obligations under this Agreement and consummate the transactions contemplated hereby. Each of the Company and the Manager agree to provide any financial statements reasonably requested by Buyer from time to time as and to the extent that such financial statements are available. Each of Buyer and the Company shall make good faith efforts to satisfy all remaining conditions of this Agreement and to as promptly as reasonably practicable cause the conversion of the Introducing Brokers from the Company to Buyer.
ARTICLE VII
CONDITIONS
     Section 7.01. Buyer Conditions. Each of the following conditions shall be an express condition to the closing of the transactions contemplated hereby (unless satisfaction of any such condition is expressly waived by Buyer in a writing delivered by Buyer to the Company):
          (a) (i) each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date hereof (without giving effect to any exception for “Material Adverse Effect” or other qualifier using the term “material” or any variation thereof);
          (b) no action or proceeding by any Governmental Entity shall have been instituted or threatened which enjoins or prohibits, or would be reasonably expected to enjoin or prohibit, any provision of this Agreement or the consummation of the transactions contemplated hereby and no action or proceeding by any other Person shall have been instituted that has resulted in any order or injunction that prohibits or enjoins any provision of this Agreement or the transactions contemplated hereby;
          (c) no Law shall be in effect that prohibits or declares illegal the transactions contemplated by this Agreement;
          (d) all material consents, waivers, approvals, authorizations, exemptions, registrations, licenses, declarations or filings from or with a Governmental Entity (including the NASD), the receipt or making of which is required for the consummation of the transactions contemplated by this Agreement, and each of the consents listed on Schedule 4.04 shall have been obtained or made, and all waiting periods specified under applicable Law including, if and to the extent applicable, any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and all extensions thereof, the passing of which is necessary for such consummation, shall have passed;
          (e) there shall not have occurred a Material Adverse Effect with respect to the Business;
          (f) Buyer shall have received an opinion of counsel for the Company to Buyer.
          (g) Buyer shall have received an executed Bill of Sale, Assignment and Assumption Agreement (the “Bill of Sale, Assignment and Assumption Agreement”); and
          (h) the Company and the Manager shall have delivered to Buyer all other documents or certificates that Buyer may reasonably request.

     Section 7.02. Company Conditions. Each of the following conditions shall be a condition to the occurrence of the closing of the transactions contemplated hereby (unless satisfaction of any such condition is expressly waived by the Company in a writing delivered to Buyer):
          (a) (i) each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date hereof (without giving effect to any exception for “Material Adverse Effect” or other qualifier using the term “material” or any variation thereof);
          (b) no action or proceeding by any Governmental Entity shall have been instituted or threatened which enjoins or prohibits, or would be reasonably expected to enjoin or prohibit, any provision of this Agreement or the consummation of the transactions contemplated hereby, and no action or proceeding by any other Person shall have been instituted that has resulted in any order or injunction that prohibits or enjoins any provision of this Agreement or the transactions contemplated hereby;
          (c) no Law shall be in effect that prohibits or declares illegal the transactions contemplated by this Agreement;
          (d) all material consents, waivers, approvals, authorizations, exemptions, registrations, licenses, declarations or filings from or with a Governmental Entity (including the NASD), the receipt or making of which is required for the consummation of the transactions contemplated by this Agreement, shall have been obtained or made, and all waiting periods specified under applicable Law and all extensions thereof, the passing of which is necessary for such consummation, shall have passed;
          (e) Buyer and PWI shall have delivered to the Company all other documents or certificates that the Company may reasonably request;
          (f) there shall not have occurred a Material Adverse Effect with respect to Buyer, PWI and PFSI as measured on a consolidated basis; and
          (g) the Company shall have received an opinion of counsel for Buyer and PWI to the Company.
ARTICLE VIII
INTENTIONALLY OMITTED

ARTICLE IX
TAX MATTERS
     Section 9.01. Tax Indemnification. (a) Regardless of any disclosure of any kind made on or prior to the date hereof, in the future or contained in this Agreement, any Ancillary Agreement or any Schedule, Exhibit or Annex hereto or thereto, the Company shall indemnify and hold Buyer and its Affiliates (each, a “Tax Indemnitee”) harmless from and against:
          (i) any Tax imposed upon or relating to (A) the Assets for the Pre-Transfer Period; (B) the Company or any Affiliate thereof for any period and (C) any Tax for which Buyer may be liable, (W) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), (X) as a transferee or successor by operation of law, (Y) by Contract or (Z) otherwise;
          (ii) Intentionally Omitted;
          (iii) any Tax arising directly or indirectly from a breach of a representation or warranty set out in Section 4.12;
          (iv) any incremental Liability for Tax in a Post-Transfer Period arising from an action taken by the Company or an Affiliate thereof with respect to a Tax Return for a Pre-Transfer Period;
          (v) any Liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax with respect to the Assets for the Pre-Transfer Period, including those incurred in the good faith contest of the imposition, assessment or assertion of any Tax;
          (vi) any Liability incurred by Buyer should the events set forth in Section 9.11 occur; and
          (vii) any Liability incurred by Buyer as transferee with respect to the Assets for the Pre-Transfer Period.
          (b) Except as otherwise provided in Section 9.04, payment in full of any amount due from the Company under this Section 9.01 shall made by the Company to Buyer in immediately available funds at least five (5) Business Days before the date payment of the Taxes to which such payment relates is due.
     Section 9.02. Allocation of Certain Taxes.
          (a) In the case of Taxes arising in a taxable period of the Company that includes but does not end on the Closing Date or the applicable Conversion Date, except as provided in Section 9.02(b), the allocation of such Taxes between the Pre-Transfer Period and the Post-

Transfer Period shall be made on the basis of an interim closing of the books as of the Closing Date or the applicable Conversion Date.
          (b) Buyer shall indemnify and hold the Company harmless from and against any Tax imposed upon or relating to the Assets for any Post-Transfer Period, except as provided in Section 9.01(a)(iv) and (v).
     Section 9.03. Transfer Tax and Other Closing Expenses. The Company shall be obligated to pay, and shall pay directly, or reimburse Buyer promptly upon demand and delivery of proof of payment for, all excise, sales, transfer, documentary, filing, recordation and other similar taxes, levies, fees and charges, if any (including all real estate transfer taxes and conveyance and recording fees, if any), that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the transactions contemplated hereby. All other expenses incurred in connection with the closing of the transactions contemplated herein will be paid by the party incurring such expense.
     Section 9.04. Contests. If any claim for Tax is asserted in a Contest against any Tax Indemnitee that would result in the indemnification of any such Tax Indemnitee by the Company pursuant to this Article IX, then the following provisions of this Section 9.04 will apply to the handling of such claim. For purposes of this Agreement, “Contest” means any audit, court proceeding or other dispute with respect to any Tax matter that would result in the indemnification of a Tax Indemnitee. Each party shall, at no cost to any other party, cooperate with the other parties hereto and the other parties’ representatives in a prompt and timely manner in connection with any Contest. Such cooperation shall include, but not be limited to, making available to the other party, during normal business hours, all books, records, returns, documents, files, other information (including working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and files. The Company shall have the right to control the conduct of such Contest, including settlement or other disposition thereof; provided that any settlement that would be adverse to Buyer shall require Buyer’s prior written consent. Buyer may, at its election, attend and participate in any defense, prosecution, settlement or compromise of any Contest relating to a Tax matter that would result in the indemnification of a Tax Indemnitee and shall bear its own expenses and costs with respect thereto.
     Section 9.05. Tax Returns. (a) The Company shall issue to each of the Company Members at such time as is required by applicable Law a Form K-1 that will reflect the income of the Company for all periods through and after the Closing Date.
          (b) The Company shall file or cause to be filed all separate Tax Returns of the Company for all taxable periods that end on or before the Closing Date or the applicable Conversion Date.
          (c) The Company shall be responsible for the preparation and timely filing of all Tax Returns of the Company for all taxable periods.

     Section 9.06. Cooperation.
          (a) Each party hereto shall, and shall cause its Affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes arising in connection with the transfer of the Assets and the transactions contemplated hereby. Such cooperation and information shall include (i) the retention of all returns, schedules and work papers, material records or other documents relating to any tax matters directly related to the Business and/or the Assets for the first taxable period after the Closing Date or the last Conversion Date, and all prior taxable periods until the later of (A) the expiration of the applicable statute of limitations or (B) six (6) years after the due date without extension for such returns, including copies of all relevant portions of relevant Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property, which any such party may possess and (ii) (upon the other party’s request) the provision of such returns, schedules, work papers, records or other documents. The Company agrees (i) to abide by all record retention agreements entered into with any Taxing Authority directly related to the Business and/or the Assets and (ii) to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records, and if Buyer so requests, to allow Buyer to take possession of such books and records. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Subject to the preceding sentence, each party required to file Tax Returns pursuant to this Agreement shall bear all costs of filing such Tax Returns.
          (b) The Company agrees, upon request, to use reasonable efforts to obtain any certificate or other document from any governmental authority or customer or of the Company as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).
     Section 9.07. Survival. All obligations under this Article IX shall survive the Closing hereunder and continue until sixty (60) days following the expiration of the applicable statute of limitations on assessment of the relevant Tax, including extensions.
     Section 9.08. Characterization as Purchase Price Adjustment. All amounts paid pursuant to this Article IX and Article X by one party to another party shall be treated by such parties as an adjustment of the Purchase Price.
     Section 9.09. Absence of Withholding Tax Liability. On or before the Closing Date, the Company shall deliver to Buyer a certificate complying with the Code and Treasury regulations, in form and substance satisfactory to Buyer, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.
     Section 9.10. Conflict. In the event of a conflict between the provisions of this Article IX and any other provision of this Agreement, the provisions of this Article IX shall control.

     Section 9.11. Termination and Unwind. Notwithstanding anything contained in this Section 9, in the event of the termination of this Agreement for any reason whatsoever, each party shall be responsible for any Tax Liabilities on income earned by such party with respect to the Assets.
ARTICLE X
INDEMNIFICATION
     Section 10.01. Survival of Representations and Warranties. The representations, warranties, covenants and agreements set forth in or made pursuant to this Agreement and the Ancillary Agreements or in any certificate delivered pursuant hereto shall survive as follows:
          (i) indefinitely with respect to the representations and warranties contained in Sections 4.01, 4.03, 4.04, 4.18, 5.01, 5.02 and 5.03 and the covenants contained in Sections 6.02, and 6.04;
          (ii) until sixty (60) days following the expiration of all applicable statutes of limitation (including all periods of tolling or other extension, whether automatic or permissive) with respect to matters covered by Sections 4.12 and 4.20 and Article IX; or
          (iii) until the two-year anniversary of the Measurement Period Trigger Date in the case of all other representations and warranties and any covenant or agreement contained in this Agreement unless otherwise expressly provided for herein.
     Notwithstanding the foregoing, (a) any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (ii) or (iii) above will continue to survive if a claim notice shall have been timely given on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved, and (b) claims related to the fraud or willful misrepresentation of any party to this Agreement shall survive indefinitely.
     Section 10.02. Indemnification by the Company. Subject to the provisions of Sections 10.01 and 10.04, the Company agrees to indemnify each of the Buyer Indemnified Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:
          (a) any breach of or any inaccuracy in any representation or warranty of the Company contained in Article IV made as of the date hereof and as though restated on and as of the Threshold Conversion Date, as may be qualified by the Schedules thereto;
          (b) any breach of or failure by the Company to perform any agreement, covenant or obligation of the Company contained in this Agreement (other than Article IX) or any document delivered by the Company to Buyer on or prior to the Threshold Conversion Date;
          (c) Intentionally Omitted;

          (d) any Liability incurred by Buyer should the events described in Section 9.11 occur;
          (e) any noncompliance with any bulk sales laws or fraudulent transfer law in respect of the transactions contemplated by this Agreement or any of the Ancillary Agreements;
          (f) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with the Company or any of its Affiliates (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement or under any of the Ancillary Agreements;
          (g) any of the Retained Liabilities; and
          (h) any Liability in any way related to, or arising out of or in connection with, any and all pending or threatened Litigation to which the Company is a party or with which it has been threatened, including all such matters set forth (or which should have been set forth) on Schedule 4.13.
     Section 10.03. Indemnification by Buyer. Subject to the provisions of Sections 10.01 and 10.04, Buyer agrees to indemnify each of the Company Indemnified Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:
          (a) any breach of or any inaccuracy in any representation or warranty of Buyer contained in Article V made as of the date hereof and as though restated on and as of the Threshold Conversion Date;
          (b) any breach of or failure by Buyer to perform any agreement, covenant or obligation of Buyer contained in this Agreement or in any document delivered by Buyer to the Company on the Threshold Conversion Date; or
          (c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer or any of its Affiliates (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement or under any of the Ancillary Agreements.
     Section 10.04. Limitations on Indemnification. (a) The amount of any Losses incurred or suffered by any Indemnified Person shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Person or any of its Affiliates with respect to such Losses and (ii) any recoveries obtained by the Indemnified Person or any of its Affiliates from any third Persons with respect to such Losses; provided that the obligation of any Indemnifying Person to make any payment to an Indemnified Person shall not be stayed or delayed pending any determination as to whether an insurance carrier will make any payment with respect to all or part of any Losses or whether the Indemnified Person or any of its Affiliates will recover from any third Person with respect to all or part of any Losses. If any such proceeds or recoveries are received by an Indemnified Person or any of its Affiliates with respect to any Losses after an Indemnifying Person has made a payment to the Indemnified Person with respect thereto, the Indemnified Person or such Affiliate shall pay to the Indemnifying Person the amount of such proceeds or recoveries (up to the amount of the Indemnifying Person’s payment).
          (b) Indemnity Cushion. Subject to Section 10.04(c), the Company shall not have any liability to any Buyer Indemnified Parties with respect to Losses arising out of any of the matters referred to in Section 10.02 until such time as the amount of such liability shall exceed Fifteen Thousand Dollars ($15,000) in the aggregate (in which case the Company shall be liable for all Losses in excess of $15,000, without having to satisfy any monetary threshold for any subsequent claim); provided, however, that this Section 10.04(b) shall not apply to Losses relating to a breach of any representation or warranty contained in Sections 4.03, 4.04, 4.12, 4.18, 4.20 or any other provision in this Agreement relating to Taxes.
          (c) Exceptions. Each of the limitations set forth in Section 10.04(b) shall in no event apply to any Losses incurred by a Buyer Indemnified Party which relate, directly or indirectly, to (i) any gross negligence, fraudulent acts, omissions or misrepresentations committed by the Company, (i) any indemnification obligation under Section 10.02(g) or any other provision in this Agreement relating to Taxes, and (iii) the Company’s obligations set forth in Section 11.07 to pay expenses.
     Section 10.05. Claims. As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a claim, or the commencement of any suit, action or proceeding, of the type described in Section 10.06, the Indemnified Person shall give notice to the Indemnifying Person of such claim and the amount (to the extent then determinable) that, subject to Section 10.04, the Indemnified Person will be entitled to receive hereunder from the Indemnifying Person; provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article X except to the extent (if any) that the Indemnifying Person shall have been prejudiced in any material respect thereby.
     Section 10.06. Notice of Third Party Claims; Assumption of Defense. (a) The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement; provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article X except to the extent (if any) that the Indemnifying Person shall have been prejudiced in any material respect thereby.
          (b) The Indemnifying Person shall have the right, upon written notice to the Indemnified Person (the “Defense Notice”) within ten (10) Business Days after receipt from the Indemnified Person of the claim notice, which Defense Notice by the Indemnifying Person shall specify the counsel it will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Person; provided, however, that the Indemnified Person shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed. In the event that the Indemnifying Person shall fail to give the Defense Notice within such ten-day period, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Person shall have the right to conduct the defense and to compromise and settle the claim without prior consent of the Indemnifying Person and the Indemnifying Person will be liable for all Losses incurred in connection therewith.
          (c) In the event that the Indemnifying Person disputes the claim for indemnification against it, such Indemnifying Person shall notify the Indemnified Person to such effect within ten (10) Business Days after receipt of the claim notice (or within such shorter time as may be necessary to give the Indemnified Person a reasonable opportunity to respond to such third party claim). In such event the Indemnified Person shall have the right to conduct the defense and to compromise and settle such third party claim, with the prior consent of the Indemnifying Person (which consent will not be unreasonably withheld or delayed), and, once such dispute has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction or by mutual agreement of the Indemnified Person and the Indemnifying Person, subject to the provisions of Section 10.04, the Indemnifying Person shall within ten (10) Business Days of the date of such resolution or agreement, pay to the Indemnified Person all Losses incurred by the Indemnified Person in connection with such third party claim, including the reasonable costs and expenses incurred by the Indemnified Person in obtaining indemnification hereunder.
          (d) In the event that the Indemnifying Person does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnifying Person shall be entitled to have the exclusive control over the defense and settlement of the subject claim and the Indemnified Person will cooperate with and make available to the Indemnifying Person such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Person. The Indemnified Person shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. In such an event, the Indemnifying Person will not settle the subject claim without the prior written consent of the Indemnified Person, which consent will not be unreasonably withheld or delayed.
          (e) Without the prior written consent of the Indemnified Person, the Indemnifying Person will not enter into any settlement of any third party claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive relief or specific performance would be imposed against the Indemnified Person, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Person for which the Indemnified Person is not entitled to indemnification hereunder.
     Section 10.07. Settlement. (a) Any settlement or compromise made or caused to be made by the Indemnified Person of any claim, suit, action or proceeding of the kind referred to in Section 10.06 shall also be binding upon the Indemnified Person in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. The Indemnifying Person will not be subject to any liability for any settlement or compromise made without its consent, but such consent may not be unreasonably withheld; provided that it shall not be unreasonable for an Indemnifying Person to withhold its consent to any settlement or compromise involving the imposition of equitable remedies or involving the imposition of any material obligations on the Indemnifying Person other than monetary obligations for which the Indemnified Person will be indemnified hereunder.

          (b) The Indemnified Person shall give the Indemnifying Person at least twenty (20) Business Days’ notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise; provided that from and after such rejection, the Indemnifying Person shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding. Any and all Losses suffered by the Indemnified Person in connection with such claim, suit, action or proceeding for which the Indemnified Person is not otherwise entitled to indemnification under this Agreement shall be paid by the Indemnifying Person to the extent they exceed the unindemnified Losses that would have been suffered by the Indemnified Person under the proposed settlement that was so rejected.
     Section 10.08. Failure of Indemnifying Person to Act. In the event that the Indemnifying Person does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Person to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person of its obligations hereunder.
     Section 10.09. Exclusive Remedy. After the Closing, and other than with respect to claims based upon breaches of Section 6.12 or Section 6.13, the remedies available pursuant to the provisions of this Article X and Article IX shall be the sole and exclusive remedy for monetary damages for any breach of representations, warranties, covenants or agreements herein, provided, however, the foregoing shall not limit the right to seek recovery for fraud or willful misconduct or to seek specific performance, injunctive relief or other available equitable remedies.
ARTICLE XI
MISCELLANEOUS
     Section 11.01. Headings. The section headings herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. References to Sections, unless otherwise indicated, are references to Sections of this Agreement.
     Section 11.02. Notices. All notices to be given pursuant to this Agreement to any party must be in writing and will be deemed to have been validly given if delivered personally, sent by confirmed facsimile transmission or sent by overnight courier (providing proof of delivery), to such party at its address given below. Notices shall be deemed given (i) if delivered personally or by overnight courier, upon delivery or (ii) if sent by facsimile transmission, upon confirmation of transmission thereof.

          The address of each party for the purposes of this Agreement is as follows:
If to the Company or the Manager:
Schonfeld Securities, LLC
460 Park Avenue – 19th Floor
New York, New York 10022
Attn.: Mark H. Peckman, Esq.
with a copy to:
Berkowitz, Trager & Trager, LLC
275 Madison Avenue – 36th Floor
New York, New York 10016
Attn.: Steven T. Gersh, Esq.
If to any Manager Principal:
Schonfeld Securities, LLC
460 Park Avenue – 19th Floor
New York, New York 10022
Attn.: Andrew Fishman
with copies to:
Schonfeld Securities, LLC
460 Park Avenue – 19th Floor
New York, New York 10022
Attn.: Mark H. Peckman, Esq.
Berkowitz, Trager & Trager, LLC
275 Madison Avenue – 36th Floor
New York, New York 10016
Attn.: Steven T. Gersh, Esq.
If to Buyer or PWI, to it at:
Penson Worldwide, Inc.
1700 Pacific Avenue
Suite 1400
Dallas, TX 75201
Attention: Chief Executive Officer
               General Counsel
Fax: (214) 217-5096 and (214) 765-1164
          Any party may by notice to the others change its address for notice and will so change its address for notice whenever its existing address for notice ceases to be adequate for delivery both by hand or overnight courier and by facsimile.

     Section 11.03. Assignment; Transfer of the Assets by Buyer. The rights and obligations under this Agreement may be transferred only with the written consent of the other parties hereto. Any transfer in violation of this Section 11.03 shall be null and void; provided, however, that Buyer may assign any of its rights and obligations hereunder to any of its Affiliates, it being understood that Buyer and/or PWI, as applicable, shall remain liable for the performance of any such obligations. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Buyer further agrees not to sell, assign or otherwise transfer the Assets, and to cause PFSI not to sell, assign or otherwise transfer the Assets except in connection with a transaction in which either (i) substantially all of Buyer’s or PFSI’s other assets are sold, assigned or transferred and with respect to which adequate provision is made for the continued calculation of the Purchase Price in a manner that does not materially prejudice the rights of the Company with respect to the calculation, or its ability to earn or collect the balance, of the Purchase Price, or (ii) solely the Assets are sold, assigned or transferred, provided that if such transaction occurs prior to the Company receiving the full Purchase Price, such transaction will be effected in accordance with and subject to an acceleration right to be determined by the parties in good faith at the time such transaction occurs.
     Section 11.04. Governing Law; Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
          (b) To the fullest extent permitted by applicable law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any state or federal court of competent jurisdiction sitting in New York County in the State of New York or Dallas County in the State of Texas, depending upon the location of the principal office of the initial defendant, and not in any other state or federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts described in clause (i) for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
          (c) EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS AND FOR ANY COUNTERCLAIM RELATING THERETO.
     Section 11.05. Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby as long as the remaining provisions do not fundamentally alter the relations among the parties.

     Section 11.06. Entire Agreement; Amendment; No Waiver. (a) This Agreement, together with the Ancillary Agreements and the Confidentiality Agreement, sets forth the entire understanding and agreement between the parties with respect to the subject matter hereof and thereof and supersede and replace any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. Any provision of this Agreement, the Ancillary Agreements or the Confidentiality Agreement may be amended, modified or waived in whole or in part at any time by an agreement in writing among the parties thereto.
          (b) The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
     Section 11.07. Expenses. Except as otherwise expressly set forth in this Agreement, Buyer, on the one hand, and the Company, on the other hand, shall each pay their respective expenses (including legal, investment banking, finder’s, broker’s and accounting fees) incurred in connection with the origination, negotiation and execution of, and the closing of the transactions contemplated by, this Agreement and the Ancillary Agreements.
     Section 11.08. Intentionally Omitted.
     Section 11.09. Annexes, Schedules and Exhibits. All Annexes, Exhibits and Schedules to this Agreement are hereby incorporated by reference and made a part of this Agreement. Any fact or item which is disclosed on any Schedule that is referred to in a representation or warranty in this Agreement shall not be deemed to be an exception to any other representation or warranty in this Agreement, or to be disclosed on any other Schedule, unless specified on such other Schedule by a cross-reference or otherwise. Any fact or item disclosed on any Annex, Schedule or Exhibit to this Agreement shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.
     Section 11.10. No Third Party Beneficiaries. Except as expressly provided herein, nothing herein shall create or establish any third-party beneficiary hereto nor confer upon any Person not a party to this Agreement any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.
     Section 11.11. Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which when so executed shall be deemed to be an original but all of which together shall constitute one and the same instrument.
Signature Page Follows

     IN WITNESS WHEREOF, each of the parties has caused this Asset Purchase Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

BUYER:

SAI HOLDINGS, INC.

By:	/s/ Philip A. Pendergraft Name: Philip A. Pendergraft Title: Executive Vice President

THE COMPANY:

SCHONFELD SECURITIES, LLC

By:	Schonfeld Group Holdings LLC
Manager, and in its own capacity solely as to
Sections 6.02, 6.04(b), 6.10, and 6.15

By: Name:	/s/ Steven B. Schonfeld Steven B. Schonfeld
Title:	Chief Executive Officer

PENSON WORLDWIDE, INC., solely as to Sections 3.01, 6.04(a), and 6.15.

By:	/s/ Philip A. Pendergraft

Name: Philip A. Pendergraft
Title: Chief Executive Officer

ANNEX A
Introducing Brokers
Schonfeld Securities, LLC
Schonfeld & Company LLC
Opus Trading Fund LLC
Wheatley Capital Series Fund LLC
Quantitative Trading Strategies LLC
Trillium Trading, LLC
Spectrum Trading, LLC

Schedule 3.01-1
Pro Forma Net Income
ANI Calculations will be performed using the specifications set forth on Exhibit A attached hereto.
COSTS -
1.	Clearing Costs Attributed to Introducing Brokers and New Customers (collectively, “Correspondents”) for US Equity Trades:
a.	The pro-rata share of Correspondents’ equities and options tickets (collectively, “Tickets”) to the total Sungard Service Bureau cost for Tickets under the terms of that certain agreement by and between PFSI and Sungard dated July 25, 2006, as amended from time to time. For clarity, this is the ratio of Correspondents’ Tickets to PFSI’s total Tickets (including Correspondents’ Tickets) multiplied by the total Sungard Service Bureau cost for Tickets under the terms of such new deal.

b.	The administrative processing fee for Correspondents’ US equity trades is $0.05 per 1,000 shares on the first 25 billion shares per 12 month period and, thereafter, $0.015 per 1,000 shares for proprietary business and $0.03 per 1,000 shares for other businesses using the total proportion of proprietary business over total equity share volume to determine the ratio between proprietary and other business over 25 billion shares.

c.	The actual pass–through cost of all third party charges including, but not limited to, NSCC and DTC for Correspondents’ equity business after discounts, if any, and excluding interest income. The actual cost will be calculated by determining the ratio of calculated Correspondents’ charges to calculated total Penson charges based on published rates and multiplied by the actual charge incurred.
     For purposes of determining the number of tickets, proprietary and institutional business will be compressed on a per account, per name, per side, per day basis. Other business will be compressed on a per executed order basis. Compression will be permitted only in conformity with applicable laws, regulations and policies of market participants.
2.	Costs Attributed to Correspondents for Options and Futures Trades:
a.	The following clearing costs will apply for options trades:
i.	$0.10 per contract plus OCC fees.

ii.	CMTA: $0.05 per contract plus OCC fees, maximum $5.00 per settlement.
b.	The following clearing costs will apply for futures trades:
i.	$0.20 per contract plus Exchange and regulatory fees.

c.	Give-ups to clear at Penson: At Penson’s cost (currently $0.32 per contract plus Exchange and regulatory fees; Correspondents will have the right to conduct this business away from Penson because of uncompetitive rates).
3.	Miscellaneous Trade Cost: For all Introducing Brokers and New Customers (and series within Wheatley Capital Series Fund LLC), the following rates for miscellaneous trades shall apply:

Listed Bonds	$5.00 per ticket
Mutual Funds	$5.00 per ticket
Municipal Bonds	$5.00 per ticket
OTC Corporate Bonds	$5.00 per ticket
U.S. Treasuries & Agencies	$5.00 per ticket
All Other Securities	$5.00 per ticket
4.	Costs Attributed to Services for Correspondents: Pricing will be subject to the discount on Standard Pricing defined in the Services Agreement between PFSI and Schonfeld Tools LLC.

5.	Costs Attributed to Retail Financing:
a.	On debit balances (margin balances) per Correspondent account, the cost of funds attributed will be Fed Funds plus 5 bp.

b.	On free credit balances per Correspondent account, to the extent that those credit balances can be used to fund the aggregate of all retail Correspondents’ debit balances, the rebate from funds attributed will be Fed Funds plus 5 bp. On the remaining free credit balances, the rebate from funds attributed will be Fed Funds less 15 bp.

c.	On short balances per Correspondent account, the rebate attributed will be Fed Funds less 15 bp, adjusted for any stocks where the rebate is less than standard.

d.	All Correspondent revenue sharing specified in individual clearing agreements for Introducing Brokers and New Customers will be subtracted from the profit attributed to the Company’s retail financing.
6.	Costs Attributed to Proprietary Financing:
a.	On a net debit balance per Correspondent, the cost of funds attributed will be Fed funds plus 5 bp.

b.	On a net credit balance (negative debit balance) per Correspondent, to the extent the net credit balance can be used to fund the aggregate of all proprietary Correspondents’ net debit balances, the rebate from funds attributed will be Fed Funds plus 5 bp. On the remaining net credit balance (negative debit balance), the rebate from funds attributed will be Fed Funds less 15 bp.

c.	On short balances per Correspondent, the rebate attributed will be Fed Funds less 15 bp, adjusted for any stocks where the rebate is less than standard.

OTHER BENEFITS -

7.	Service Bureau Synergy: $2,900,000 per 12 month period.

8.	NYSE Synergy: Schonfeld Securities, LLC or Schon-Ex LLC will charge Penson for DOT business at its basic fixed cost rate per 1,000 shares, rounded up to the nearest whole penny to be adjusted monthly based on the previous 12 month actual cost. Current costs are approximately $0.015 per 1,000 shares; therefore, estimated cost to Penson is $0.02 per 1,000 shares for any listed non-billable volume executed with Schonfeld Securities, LLC or Schon-Ex LLC. All other NYSE fees will be passed through to Penson at cost in addition to the fees above, including billables.

The NYSE Synergy is the difference between the fees charged by Schonfeld Securities, LLC or Schon-Ex LLC for NYSE execution and $0.15 per 1,000 shares multiplied by the volume executed with Schonfeld Securities, LLC or Schon-Ex LLC, with pass-through fees excluded from such calculation.
REVENUE -
9.	Interest Revenue: Refer to individual clearing agreements for Introducing Brokers and New Customers.

10.	Clearing Revenue: Refer to individual clearing agreements for Introducing Brokers and New Customers.

New Customers (and new series within Wheatley Capital Series Fund LLC) will be classified (proprietary, institutional, retail) on a mutual agreed basis. The Company will establish pricing for New Customers (and new series within Wheatley Capital Series Fund LLC) at rates greater than or equal to $0.35 per 1,000 shares for equity trades unless mutually agreed. At no time will any Introducing Broker’s or New Customer’s pricing result in monthly fees that are less than PFSI’s cost of providing those services. For clarity, fees classified as “Other Correspondent Charges” and/or “Other Customer Charges” on Schedule A to each of the individual clearing agreements with the Introducing Brokers shall not be included in the calculation of Clearing Revenue (but for clarity interest revenue shall be included as stated above).

Exhibit A
Actual Net Income

Revenue
Clearing Revenue	Actual
Interest, Gross	Actual, net of Rebates

Total Revenue	Total Revenues

Expense	Pro rata Share of Equity Clearing, $0.10 per Option Clearing Contract and $0.20 per Future Contract
Third Party Fees	Actual, i.e., NCSS, DTC, not passed on to Correspondent
Administrative Processing Fee	$0.05 per 1,000 share for first 25 billion shares
Interest Expense	Actual

Total Expense	Total Expenses

Total Clearing Pretax Income	Revenue less Expense

Other Benefits
Service Bureau	$2,900,000
NYSE Membership	$0.15 per 1,000 NYSE shares less Penson actual cost

Total Other Benefits	Total of Other Benefits

Total Pretax Benefit	Income plus Benefits

Income Tax	Penson Worldwide, Inc. actual Tax Rate

Net Income	Income less Income Tax